Exhibit 96.1

CEMENTOS PACASMAYO S.A.A.

Technical Report Summary (TRS)

Tembladera Quarry

and

Pacasmayo Cement Plant

20-F 229.601 (Item 601)

January 2021

Index

1.	Executive Summary		8
	1.1.	Location and access	8
	1.2.	Climate	8
	1.3.	History	8
	1.4.	Geological environment and mineralization	9
	1.5.	Exploration	9
	1.6.	Sample preparation, analysis and security	10
	1.7.	Data verification	11
	1.8.	Mineral processing and metallurgical tests	11
	1.9.	Estimation of Resources and Mineral Reserves	12
	1.10.	Processing Plant & Infrastructure	13
	1.11.	Market studies	14
	1.12.	Capital and operating costs & Economic Analysis	15
	1.13.	Adjacent properties	18
	1.14.	Conclusions	18
	1.15.	Recommendations	19
2.	Introduction		20
	2.1.	Participants	20
	2.2.	Terms of Reference	20
	2.3.	Conventions	22
	2.4.	Previous Work and Sources of Information	22
	2.5.	Details of QP Personal Inspection	22
3.	Property description		23
	3.1.	Tembladera quarry	23
	3.2.	Pacasmayo Cement Plant	25
4.	Accesibility, climate, local Resources, infrastructure and physiography		26
	4.1.	Tembladera quarry	26
	4.2.	Pacasmayo plant	28
5.	History		30
	5.1.	Tembladera quarry	30
6.	Geological setting, mineralization, and deposit		31
	6.1.	Regional geology	31
	6.2.	Local Geology	32
	6.3.	Characteristics of the deposit	34
7.	Exploration		36
	7.1.	Drilling	36
	7.3.	Geotechnical studies	39

8.	Sample preparation, analyses, and security			45
	8.1.		Geology and quarry	45
		8.1.1.	Preparation of samples, procedures, assays and laboratories	46
		8.1.2.	Quality Assurance Actions	46
		8.1.3.	Quality Plan	46
		8.1.4.	Sample security	47
		8.1.5.	Chain of custody	47
		8.1.6.	Qualified person’s opinion on quarry QAQC	48
	8.2.		Pacasmayo plant	48
		8.2.1.	Samples preparation, procedures, assays and laboratories	48
		8.2.1.1.	Raw materials sample preparation	49
		8.2.1.2.	Analysis of Laboratory	49
	8.2.2.		Quality Assurance Actions	49
		8.2.2.1.	Finished Product Control	50
		8.2.2.2.	Control of non-conforming product	50
		8.2.2.3.	Validation of Silos	51
		8.2.2.4.	Density	51
		8.2.2.5.	Quality Assurance (QA) and Quality Control (QC)	51
		8.2.2.6.	Quality Plan	52
		8.2.2.7.	Quality control parameters	52
	8.2.3.		Security of the samples	53
	8.2.4.		Qualified Person’s Opinion on cement plant QAQC	53
9.	Data verification			54
	9.1.		Geology and quarry	54
		9.1.1.	Data Verification procedure	54
		9.1.2.	Data collection	54
		9.1.3.	Management and Validation of Database	54
		9.1.4.	Tracking Data	54
		9.1.5.	Validation of Data	55
	9.2.		Pacasmayo plant	55
		9.2.1.	Data verification procedures	56
		9.2.2.	Data validation	56
		9.2.3.	Qualified Person’s Opinion on cement plant	56
10.	Mineral proccessing and metallurgical testing			57
	10.1.		Nature of Testing Program	57
	10.2.		Cement Manufacturing Test Results	58
	10.3.		Adequacy of the Test Data	58

11.	Mineral Resources estimates			59
	11.1.		Data base	61
	11.2.		Density	61
	11.3.		Compositing	61
	11.4.		Basic statistics of the data (Assay – Composites)	61
	11.5.		Extreme values	62
		11.5.1.	Mineral Resources classification	62
	11.6.		Variogram Analysis	63
	11.7.		Interpolation	63
	11.8.		Resources estimation	65
		11.8.1.	Cut-off	66
		11.8.2.	Reasonable Prospects of Economic Extraction	66
	11.9.		Qualified Person’s Opinion	66
12.	Mineral Reserves estimates			67
	12.1.		Criteria for Mineral Reserves determination	67
		12.1.1.	Run of Mine (ROM) determination criteria	68
		12.1.2.	Cement plant recovery	68
	12.2.		Reserves estimation methodology	68
	12.3.		Reserves estimation	69
13.	Mining methods			70
	13.1.		Mining Methods and Equipment	70
	13.2.		Geotechnical aspects	73
	13.3.		Hydrological aspects	73
	13.4.		Other Mine Design and Planning Parameters	74
	13.5.		Annual Production Rate	74
	13.6.		Mining Plan	74
	13.7.		Life of Mine	76
	13.8.		Staff	76
14.	Processing and recovery methods			77
	14.1.		Process plant	77
	14.2.		Raw materials for the cement production	77
	14.3.		Flow sheet	79
	14.4.		Main equipment	79
	14.5.		Material balance cement plant	79
		14.5.1.	Material balance	79
	14.6.		Process losses	80
	14.7.		Water consumption	80
	14.8.		Fosil fuel consumption	80
	14.9.		Electric power consumption	81
	14.10.		Maintenance Plan	81
	14.11.		Staff	81

15.	Infrastructure			82
	15.1.		Tembladera quarry	82
	15.2.		Pacasmayo plant	84
16.	Market Studies			85
	16.1.		The cement market in Peru	85
	16.2.		Industry and Macroeconomic Analysis	86
	16.3.		The North Region Market	88
	16.4.		Cement price	90
	16.5.		Current and future demand	91
17.	Environmental studies, permitting, and plans, negotiations, or agreements with local individuals or groups.			93
	17.1.		Environmental Aspects	93
		17.1.1.	Tembladera quarry	93
		17.1.2.	Cement plant in Pacasmayo	95
	17.2.		Solid waste disposal	97
	17.3.		Qualified Person’s Opinion	98
18.	Capital and operations costs			99
	18.1.		Basis for operating and capital cost for the quarry and plant	99
	18.2.		Capital and Operating Cost Estimates	100
	18.3.		Capital and Operating Cost Estimation Risks	104
19.	Economic analysis			105
	19.1.		Methodology: Discounted Cash flow (Free)	105
	19.2.		Assumptions	105
		19.2.1.	General and Macroeconomic Assumptions	105
		19.2.2.	Income and Cost Assumptions	106
	19.3.		Results of financial model	107
	19.4.		Sensitivity Analysis	110
	19.5.		Economical Analysis for Resources Evaluation	111
20.	Adjacent properties			112
21.	Other relevant data and information			113
22.	Interpretation and conclusions			113
23.	Recommendations			115
24.	References			116
25.	Reliance on information provided by the registrant.			117

Index of tables

Table 1 Mineral Resources (exclusive of Reserves) of Tembladera quarry	12
Table 2 Mineral Reserves of Tembladera quarry	12
Table 3 Free Cash Flow and valuation	16
Table 4 Resource Categorization (exclusive of Reserves) at the Tembladera quarry	18
Table 5 Mineral Reserves expressed in millions of tonnes	18
Table 6 List of Cementos Pacasmayo S.A.A. Professionals	21
Table 7 QP’s field visit	22
Table 8 Central cordinates of the Acumulación Tembladera property	23
Table 9 Central cordinates of the Pacasmayo cement plant	25
Table 10 Regional stratigraphic column	32
Table 11 Local stratigraphic column of the Tembladera quarry	34
Table 12 Characteristics of the Tembladera deposit	34
Table 13 Drilling campaigns in Tembladera quarry	36
Table 14 DCR Ingenieros S.R.Ltda geotechnical zones	40
Table 15 Tilt Test Results	41
Table 16 Physical Properties of Rocks	42
Table 17 Simple compressive strength	42
Table 18 Summary of Elastic Constants	42
Table 19 Rock mass quality summary	43
Table 20 Protocols of the Geology area	45
Table 21 Methods of analysis for the limestone from the Pacasmayo plant laboratory	46
Table 22 Quality Plan of the Tembladera quarry	46
Table 23 Tests and frequency for each stage of the process	50
Table 24 Quality Plan of Pacasmayo cement plant	52
Table 25 Quality control parameters for materials received at the Pacasmayo cement plant	52
Table 26 Lithologic units of the Tembladera quarry geological model	59
Table 27 Pacasmayo plant material restrictions	60
Table 28 Characteristics of the block model	60
Table 29 Limestone Cal statistics	62
Table 30 Variogram modeling parameters	63
Table 31 Estimation Parameters Secondary Variables	64
Table 32 Estimation Parameters CaO	65
Table 33 Resource Categorization (exclusive of Reserves) at the Tembladera quarry	66
Table 34 Pacasmayo cement plant material restrictions	69
Table 35 Mineral Reserves expressed in millions of tonnes	69
Table 36 Equipment of the Tembladera quarry	72
Table 37 Parameters of design according to geotechnical zonification	73
Table 38 Reviewed Safety Factor 2021	73
Table 39 Summary of Tembladera quarry design parameters	74
Table 40 Mining plan for the next years	75
Table 41 Main equipment in Pacasmayo plant	79
Table 42 Balance for crude production	80
Table 43 Balance for clinker production	80
Table 44 Balance para producción de cemento.	80
Table 45 Fuel consumption in Pacasmayo plant	80
Table 46 Tembladera quarry Facilities	83
Table 47 Cement shipments at domestic level (in thousands of tonnes)	86
Table 48 Types of products of Pacasmayo Cement plant	89
Table 49 Forecast of future demand for Pacasmayo cement plant	92
Table 50 Concepts about cost structure of Tembladera quarry and Pacasmayo plant	99
Table 51 Operating costs forecast of quarry and plant	101
Table 52 Investment forecast in quarry and plant	103
Table 53 Profit and Loss Statement	108
Table 54 Free Cash Flow and valuation	109
Table 55 Sensitivity analysis of the Net Present Value	110
Table 56 Sensitivity analysis of EBITDA	110
Table 57 Resource Categorization (exclusive of Reserves) at the Tembladera quarry	114
Table 58 Mineral Reserves expressed in millions of tonnes	114
Table 59 List of Cementos Pacasmayo S.A.A. information.	117

Index of figures

Figure 1 Pacasmayo plant process block diagram	13
Figure 2 Graph of slopes of the variables on the Economic Value	17
Figure 3 Sensitivity of EBITDA	17
Figure 4 Acumulación Tembladera Concession	24
Figure 5 Pacasmayo plant map	25
Figure 6 Geological Section of the Tembladera quarry	35
Figure 7 Tembladera quarry, drilling hole location map	37
Figure 8 Water level at the Tembladera quarry	39
Figure 9 Photographic record of core shack	47
Figure 10 Photographic record of the sampling intervals	48
Figure 11 Tembladera quarry mining sequence	71
Figure 12 Tembladera quarry final pit	76
Figure 13 Pacasmayo plant process block diagram	79
Figure 14 DME05A y DME01	82
Figure 15 Mining Facilities	84
Figure 16 Segmentation of the cement market in Peru	85
Figure 17 Global GDP and Construction sector GDP MoM variation (%)	87
Figure 18 Historic prices of cement in Peru	90
Figure 19 Evolution of the national demand of cement	91
Figure 20 Sensitivity of Net Present Value	111
Figure 21 Sensitivity of EBITDA	111
Figure 22 Concession Acumulación Tembladera and adjacent concessions.	112

1. Executive Summary

Cementos Pacasmayo S.A.A (CPSAA) is a Peruvian company, whose corporate purpose is the production of cement and other products associated with the construction sector. This Technical Report Summary summarizes a Pre-feasibility study of the Tembladera quarry located in the Cajamarca Region and the cement plant located in La Libertad Regional. Cementos Pacasmayo company´s qualified persons prepared this Report to support disclosure of limestone Resources and Reserves.

1.1. Location and access

The Tembladera quarry contains limestone, which is the main raw material for cement production. This quarry is located in the Yonan district of Contumaza province in Cajamarca Region. There is an access road to this quarry from Lima to Trujillo. The Pacasmayo plant is located in Pacasmayo city and it is located, 60 km from Tembladera quarry, 666Km from Panamericana Norte and 120 km from Trujillo city.

1.2. Climate

The quarry has the semi-arid climate characteristic of the region of the Andean lower level of northern Peru. Precipitation ranges from minimum values of 0mm from June to September, to a maximum value of 26.3 mm in March. Temperatures throughout the year vary between 20°C from July to August, and 25°C in March. The maximum temperature is 27°C on average, but it can go up to 29°C (January - April). Minimum temperatures are around 15-17°C (July - September).

In the cement plant in Pacasmayo, the annual average temperature varies between 16.5 and 25.0°C. The monthly average temperature varies between 19 and 25°C. The annual relative humidity averages at 85%.

1.3. History

Tembladera quarry is a limestone deposit, which is sourced for different types of cement for construction. The deposit is owned by Cementos Pacasmayo S.A.A.

In 2002, the National Institute of Cadastre and Mining Claims gave to Cementos Pacasmayo S.A.A., the title of non-metallic pile called “Acumulación Tembladera”, which goes back in time to the date of the oldest claim “North N° 1” granted by the Mining Regional Office of Cajamarca by Ministerial Resolution N° 267, dated June 30, 1950, in favor of Cementos Portland del Norte S.A., starting operations as Cementos Pacasmayo S.A.A. from 1957 to 2013.

In 2013, the Calizas del Norte S.A.C. company (CALNOR) started activities in January 2014 until May 2016. The Tembladera quarry was without operations from June to September 2016. Afterwards, Cementos Pacasmayo hired San Martin Contratistas Generales S.A. company for limestone production activities since October 2016 to date.

The most significant recent exploration activity was a drilling campaign in March 2007. MINTEC, a consulting company, was hired to create the 3D model of the deposit and the estimation of Mineral Resources.

In 2019, another campaign of 8 diamond drill holes was carried out, to confirm the Resources and the Reserves of the Eastern area of the Deposit. Interpretation of the information obtained was used to prepare a new geological model. Cementos Pacasmayo oversaw the interpretation.

1.4. Geological environment and mineralization

The deposit is contained within the so-called Cajamarca Formation, which belongs to the Upper Cretaceous (Turonian floor, around 90 MA). This formation overlies the Quilquiñan Group and underlies the Celendín Formation.

Sedimentary rocks corresponding to the Cajamarca Formation and the Upper Cretaceous Celendín Formation outcrop in the area.

On the other hand, the Cajamarca Formation is composed of thin limestones, well stratified, in strata of thin layers, with a coloration that goes from dark gray to light. It has a thickness or power of 230 meters.

1.5. Exploration

Exploration activities at the Tembladera quarry were carried out in 2007 and 2019. The first diamond drilling campaign was carried out in 2007 with 31 drill holes. During 2007, the company DCR Ingenieros S.R.Ltda determined the geotechnical guidelines of the Tembladera quarry and grouped them into 7 geotechnical zones. In 2019, the second diamond drilling campaign was carried out with 8 drill holes. In the same year, Walsh Peru S.A. carried out a hydrogeological study of the Tembladera quarry.

During 2021, Cementos Pacasmayo did not perform any exploration activity in the Tembladera quarry. The update of Hydrogeological studies in the Tembladera quarry was made; however, the works were office work. Likewise, the update of geotechnical studies on the stability of the pit slope and the waste disposal in the quarry. Those works involved sample collection and sample analysis to determine the rock strength, density, and other properties.

1.6. Sample preparation, analysis and security

Cementos Pacasmayo has implemented procedures for sample preparation, tests and security of the information on its operations. The cement plants and the operations had implemented the ISO 9001 standard since 2015. The certification of this standard is renewed annually by means of an external audit.

In the geology area, the methods are used to analyze the main chemical components in the limestone using the XRF technique and other analytical methods. In the cement plant, the raw materials for the production of clinker and cement are analyzed. The A.S.T.M. and the Peruvian Technical Standards are used as references. The laboratory in the cement plant has properly calibrated equipment and a periodic maintenance plan.

During 2021, and as part of the QAQC activities, Cementos Pacasmayo hired the independent company Wiracocha Mining Services S.R.L., a company specialized in QAQC, for an audit of the results and update of the quality protocol, its work included a resampling in the drill holes of the previous campaign. This company carried out the field and office work from September to October 2021.

The results obtained conclude that the sample analysis for Limestone used in the geological model and the estimation of Resources and Reserves, obtained in the laboratory of Cementos Pacasmayo in Pacasmayo plant has a confidence higher than 95%.

At the Pacasmayo plant, the sampling and data verification plan applies to the processes of receiving raw materials, crushing of raw materials, coal grinding, crude grinding, clinkerization and cement grinding. Additionally, it is applied to the lime production, lime grinding and lime dispatch.

Cementos Pacasmayo S.A.A. had implemented QAQC protocols for the development of the exploration and production activities in the Tembladera quarry and in the Pacasmayo plant to ensure the quality of the information that allows the estimation of Resources and Reserves of the limestone deposit.

1.7. Data verification

Concerning geological activities, CPSAA has a data verification area for the geological database. This area has as its main function, the verification of data to be used in the estimation of mineral Resources and Reserves. For the appropriate administration of information, internal protocols have been implemented that are subject to internal audits. The stages within the verification activities made in the geology area are the data collection, the administration and validation of data received from internal areas and external laboratories, data tracking through the confirmation of custody chains and finally, validation of data in the information base that will allow the development of the Resources and Reserves model.

For data verification activities at the cement plant, the PDCA (Plan, Do, Check and Act) methodology is used. This is applied to the technical information received from the company’s internal and external customers. The quality control laboratory compares the results with national and international laboratories as part of the verification procedures.

1.8. Mineral processing and metallurgical tests

Cementos Pacasmayo has procedures for the development of products at the laboratory level and its scaling at the industrial level, as well as its own procedures for the preparation, review, issuance and control of laboratory test reports. Cementos Pacasmayo has a Research and Development laboratory located in the Pacasmayo plant to evaluate technical aspects in cement plants and quarries.

To have a representative sample of its raw materials and cement at the Pacasmayo plant, Cementos Pacasmayo performs the analysis of its samples in its internal Research and Development Laboratory located at the plant.

An important percentage of Research and Development activities are focused on evaluating different ratios between clinker-mineral additions providing the best functional characteristics to our products and at the same time balancing the benefits generated for the company. Another objective is to identify other additions that can substitute for clinker: slag, pozzolana, fly ash, calcined clays, etc., to reduce its environmental footprint and the cost of cement production.

The Research Laboratory issues technical reports following the criteria of international standards to the operations area which evaluates the convenience of industrial implementation of the tests and validating what is reported at the laboratory level.

1.9. Estimation of Resources and Mineral Reserves

Qualified person (QP) has estimated limestone Resources and Reserves for this property. For the evaluation, the information from exploration activities from previous years has been used, and is the database for the Resources and Reserves model.

The limestone Resources are presented in Table 1. The Resource estimation considered the quality restrictions of limestone received in Pacasmayo cement plant, limits of the concessions, accessibility to the Resources and legal restrictions of the mining concessions, economic factors and modifying factors.

The minimum quality accepted is 48.6% CaO to be used as raw material for production and considering the sale prices of cement at the Pacasmayo plant, the economic evaluation used for Reserve evaluation is shown in Chapter 19 and considers the same criteria used for the estimation of Reserves.

Table 1 Mineral Resources (exclusive of Reserves) of Tembladera quarry

	Resources	Tonnes M	CaO (%)	MgO (%)	Al2O3 (%)	SiO2 (%)	SO3 (%)
Limestone	Measured	128.29	49.31	1.81	1.84	4.82	0.31
	Indicated	37.64	50.23	1.70	1.47	3.96	0.19
	Measured + Indicated	165.93	49.52	1.79	1.76	4.63	0.28
	Inferred	74.24	50.34	0.31	1.63	3.92	1.45

For Reserve estimation, the Resources and the quality criteria, modifying factors and limestone production costs were considered. The mining method used is open pit. The economic results are shown in Chapter 19.

Table 2 Mineral Reserves of Tembladera quarry

	Reserves	Tonnes M	CaO (%)	MgO (%)	Al2O3 (%)	SiO2 (%)	SO3 (%)
Limestone	Proven	66.52	49.75	1.53	1.53	4.50	0.36
	Probable	10.47	49.64	1.53	1.56	4.91	0.28
	Total	76.99	49.74	1.53	1.53	4.56	0.35

1.10. Processing Plant & Infrastructure

Cement production considers the stages of raw material extraction, grinding and homogenization, clinkerization, cement grinding, silo storage and packaging, loading and transportation. Cement is moved through conveyor belts to packing systems to be packed in bags and then loaded onto trucks operated by third parties for distribution.

Figure 1 Pacasmayo plant process block diagram

The raw materials and additions are considered for cement production at Pacasmayo plant. The raw materials for cement production are limestone, sand, iron, clay and coal. The mixture of these raw materials is crude which is fed to the calcination kiln to produce clinker.

The limestone represents 78.54 % by weight of the raw material. Anthracite coal is also used as part of raw material to produce clinker.

Clinker and additional materials are used to produce cement. The additions used in cement production are slag, pozzolana, gypsum and limestone. Currently, the cement plant in Pacasmayo has a Clinker/Cement factor of 0.72.

The Pacasmayo plant has an electrical substation with a capacity of 105 MVA, the electric power is supplied from the national grid.

Cementos Pacasmayo has implemented a preventive and corrective maintenance plan to keep cement production uninterrupted.

Cementos Pacasmayo maintains operational efficiency to control costs and operating margins, and makes efforts to diversify energy sources and ensure supply when possible.

1.11. Market studies

The Peruvian Cement Market is geographically segmented by regions: northern, central and southern region and every region is served by different companies, most of which are cement producers.

The main companies that supply the cement market in Peru are Cementos Pacasmayo S.A.A., UNACEM, Cemento Yura, Cementos Selva. There are also companies that import cement or clinker, such as Cemento Inka, Cemento Nacional, and Cemex, among others.

The companies that commercialized cement in Peru follow the Peruvian Technical Standards associated with - technical specifications for cement.

Portland Cement is subdivided into Type I and Type V. Portland Cement is subdivided into Type ICO, Type IL, Type 1P and Type 1 (PM); and finally, Hydraulic Cements specified by performance are Type GU, Type MS (MH), Type HS, Type HE, Type MH and Type LH.

Cementos Pacasmayo, being the leading company in the production and sale of cement in the Northern Region, has a market share in the following cities: Cajamarca, Chiclayo, Chimbote, Jaén, Pacasmayo, Piura, Rioja, Tarapoto, Trujillo, Tumbes, Yurimaguas and Iquitos. Cementos Pacasmayo also has a Market Share above 90% in the northern region of the country.

Annual cement shipments at the national scale for the year 2021 reached a total of 12.5 million tonnes, while total cement shipments at the Pacasmayo plant for 2021 were 1,970.9 thousand tonnes. Pacasmayo plant meets almost 50% of the cement demand in the Northern Region of the country and its cement shipments represent more than 54.4% of the three cement plant’s overall shipments.

1.12. Capital and operating costs & Economic Analysis

This document presents the cash flow analysis and an economic evaluation of the project based on the current operating costs of the cement plant in Pacasmayo and using information from the Tembladera quarry for limestone production.

The economic analysis uses the economic assumptions listed in Chapter 19. The main variables considered in the economic model for the sensitivity analysis were cement price, production cost and CapEx.

For the economic analysis of Reserves, the free cash flow is constructed, which does not incorporate the financing structure, since the latter is considered in the weighted average cost of capital of the company (WACC) for discounting future cash flows. The following financial parameters were calculated:

●	30-year mine life

●	Average plant throughput for cement production: 2.33 million tonnes per year over the 30-year projection.

●	Average sales price: 498.1 soles per ton of cement, an average of the 30-year projection, at nominal values.

●	Revenues: 1,275.1 million soles, an average of the 30-year projection.

●	Average cash production cost: 371.0 soles per ton of cement, an average of the 30-year projection, at nominal values.

The cash flow of the project is presented in Table 3 below. The NPV at a discount rate of 9.87% is 779.6 million soles.

Table 3 Free Cash Flow and valuation

Sensitivity analysis was also made to show the influence of changes in prices, OpEx and CapEx on NPV.

Figure 2 Graph of slopes of the variables on the Economic Value

Figure 3 Sensitivity of EBITDA

About Mineral Resources, to demonstrate their economic viability or profitability, an economic analysis there was developed. The same criteria were used for the Reserves (see point 19.2.1) and Resources estimation. The Resources are significantly more than the Reserves; perpetuity is included at the end of the 30-year projection.

The results are NPV of 954.0 million soles at a discount rate of 9.87%. A life of mine (LOM) of 63 years with an average plant throughput of 2.33 million tons per year during the 30-year forecast. The average sales price for the 30-year forecast is 498.1 soles per ton of cement at nominal values, and average revenues are 1.275.1 million soles per year. The average cash production cost for the 30-year forecast is 371.0 soles per ton of cement at nominal values.

1.13. Adjacent properties

The Acumulación Tembladera property shares borders with private properties. No mining activities are being performed on these properties. The mining concession (EAGLE 1) overlaps with the Acumulación Tembladera property by 46.43 hectares; however, Cementos Pacasmayo owns the surface property; consequently, this concession does not restrict the Cementos Pacasmayo’s activities in the current exploitation areas. Eagle 1 does not interfere with Cementos Pacasmayo S.A.A.’s operations, Resources or Reserve estimates. Also Julissa A concession does not interfere with the area of the mining rights in the Cementos Pacasmayo S.A.A. concession.

1.14. Conclusions

●	From a legal point of view, Cementos Pacasmayo S.A.A. has the ownership of the mining properties for the exploration, development and production of limestone to supply the cement plants for normal production during the life of the quarry.

●	Cementos Pacasmayo S.A.A. has been complying with international ISO-9001 (Quality) standards since 2015 and has implemented Quality Assurance and Quality Control (QAQC). The controls are applied for the construction of the Geological Model, Resource Estimation and Reserves Estimation.

●	Cementos Pacasmayo S.A.A. has a quality assurance system in its operations that includes sample preparation methods, procedures, analysis and security, which comply with the best practices in the industry.

●	Updated geotechnical studies and geotechnical design evaluated are stable since the analyses show safety factors greater than the minimum acceptable.

●	The information verification and validation processes are carried out following the procedures indicated in the information flows. The validated information is congruent with the one that generated the geological models, which are the fundamental basis for the estimation of Resources.

●	The geological modeling of the limestone deposit is consistent with the relationship between the information and the geological model.

●	The Reserves estimations consider the risk factors and modifying factors. The main variable is the CaO content which is very stable in the deposit, also there are along with other secondary variables that determine the quality of the Reserves.

●	In the process of calculating Reserves and in the production plans of the quarry, these variables have been adequately considered in the mining plan, properly sequenced and with blending processes. There are sufficient proven and probable Reserves for the next 30 years.

●	Table 4 shows the Mineral Resources of the Tembladera quarry and categories. Likewise, the Mineral Reserves are shown in Table 5 and categories.

Table 4 Resource Categorization (exclusive of Reserves) at the Tembladera quarry

	Resources	Tonnes M	CaO (%)	MgO (%)	Al2O3 (%)	SiO2 (%)	SO3 (%)
Limestone	Measured	128.29	49.31	1.81	1.84	4.82	0.31
	Indicated	37.64	50.23	1.70	1.47	3.96	0.19
	Measured + Indicated	165.93	49.52	1.79	1.76	4.63	0.28
	Inferred	74.24	50.34	0.31	1.63	3.92	1.45

Table 5 Mineral Reserves expressed in millions of tonnes

	Reserves	Tonnes M	CaO (%)	MgO (%)	Al2O3 (%)	SiO2 (%)	SO3 (%)
Limestone	Proven	66.52	49.75	1.53	1.53	4.50	0.36
	Probable	10.47	49.64	1.53	1.56	4.91	0.28
	Total	76.99	49.74	1.53	1.53	4.56	0.35

●	The cement plant located in Pacasmayo has equipment and facilities available for cement production using limestone from the Tembladera quarry and other necessary materials. An additional kiln is expected to be installed for clinker production which should be in full production by 2024.

●	The Health, Safety and Environment area is in charge of supervising compliance with the Company’s corporate policies and the various legal requirements of the national regulatory bodies by all company areas.

●	Through its Social Responsibility area, Cementos Pacasmayo S.A.A. has generated relationships of trust with the communities surrounding its operations, which have a solid relationship with our communities, identifying their primary needs in health, education, urban development, and local development.

●	In 2021, due to COVID 19 pandemic, CPSAA had been limited in some face-to-face meetings with stakeholders that did not affect our good relationship.

●	The operation in Tembladera quarry and Pacasmayo plant, with regards to infrastructure, is technically and economically feasible due to the life of the quarry.

●	The sensitivity analysis shows that the operation is economically robust.

1.15. Recommendations

●	Maintain the QAQC program for exploration, development and production activities associated with cement production.

●	It is recommended to extend the geological studies in more detail, including diamond drilling towards the east side of the open pit, this will allow recategorization of the Inferred Resources.

●	Carry out geotechnical and hydrogeological studies to update the pit design associated with the mining method.

●	It is recommended to perform density tests for limestone in the next studies at the Tembladera quarry.

●	For future diamond drilling campaigns evaluate the rock density for each limestone horizon.

●	Evaluate the presence of andesitic dykes within the production zone. These represent inert material during production.

2. Introduction

2.1. Participants

This technical summary report (TRS) was prepared by Cementos Pacasmayo’s qualified persons (QP’s), who according to their qualifications and experience developed the chapters based on their expertise. Likewise, the aforementioned QP’s used Company’s information sources, information validated and approved by the competent authorities in Peru and public information sources. Table 6 indicates the qualified professionals who participated in the preparation of this document as well as the chapters and information under their responsibility.

Marco Carrasco, who holds the position of Project Manager of Cementos Pacasmayo, is QP certified by the Mining and Metallurgical Society of America (MMSA) of the United States. He acted as Project Manager, whose primary role was compiled the information received from the QPs of each chapter to have an integrated document. Each QP is responsible for the section they wrote.

2.2. Terms of Reference

This technical report summary was prepared as an exhibit to support disclosure of mineral Resources and Reserves by Cementos Pacasmayo. This report summarizes the results of the Prefeasibility study of the “Acumulación Tembladera” property for the production of limestone using open pit mining methods. The report is effective December 31, 2021.

The limestone extracted from the Acumulación Tembladera property supplies raw material for the Pacasmayo plant where cement is produced and is located in the city of the same name. The annual cement production is 2.33 million tonnes per year (mtpy). Actual operating costs have been considered for the estimates and used as a basis for economic projections within the economic analysis. This technical report summary estimates Resources and Reserves according to the regulations published in Securities Exchange Commission (SEC) Form 20-F and under subpart 1300 of Regulation S-K.

The report was prepared by the qualified persons listed in Table 6 using available studies and, in some cases (see Chapter 25), relying on information provided by Cementos Pacasmayo, the registrant.

Table 6 List of Cementos Pacasmayo S.A.A. Professionals

Item	Chapter	First and Last Names	Job Position	Profession
0	Compiled all	Marco Carrasco (*)	Project Manager	Chemical Engineer
1	Executive summary	All QPs (**)
2	Introduction	All QPs (**)
3	Property description	Ricardo del Carpio	Environmental Coordinator	Geographic Engineer
4	Accessibility, climate, local Resources, infrastructure and physiography	Ricardo del Carpio	Environmental Coordinator	Geographic Engineer
5	History	Jorge Vega	Mining Projects Superintendent	Mining Engineering
5	History	Jhonson Rodríguez	Senior Geologist	Geological Engineer
6	Geological setting, mineralization, and deposit	Jhonson Rodríguez	Senior Geologist	Geological Engineer
7	Exploration	Jhonson Rodríguez	Senior Geologist	Geological Engineer
8	Sample preparation, analyses, and security	Jhonson Rodríguez	Senior Geologist	Geological Engineer
8	Sample preparation, analyses, and security	Gabriel Mansilla	Quality Assurance and R&D Superintendent	Chemical Engineer
9	Data verification	Jhonson Rodríguez	Senior Geologist	Geological Engineer
9	Data verification	Gabriel Mansilla	Quality Assurance and R&D Superintendent	Chemical Engineer
10	Mineral processing and metallurgical testing	Gabriel Mansilla	R&D and Quality Assurance Superintendent	Chemical Engineer
11	Mineral resource estimates	Jason Gamio	Modeler	Geological Engineer
12	Mineral reserve estimates	Jason Gamio	Modeler	Geological Engineer
13	Mining methods	Jorge Vega	Mining Projects Superintendent	Mining Engineering
14	Processing and recovery methods	Mario Alva	Operations Manager	Electronic Engineer
15	Infrastructure	Jorge Vega	Mining Projects Superintendent	Mining Engineering
16	Market studies	Jason Gamio	Modeler	Geological Engineer
17	Environmental studies, permitting, and plans, negotiations, or agreements with local individuals or groups	Ricardo del Carpio	Environmental Coordinator	Geographic Engineer
18	Capital and operating costs	Jason Gamio	Modeler	Geological Engineer
19	Economic analysis	Jason Gamio	Modeler	Geological Engineer
20	Adjacent properties	Ricardo del Carpio	Environmental Coordinator	Geographic Engineer
21	Other relevant data and information	All QPs (**)
22	Interpretation and conclusions	All QPs (**)
23	Recommendations	All QPs (**)
24	References	All QPs (**)
25	Reliance on information provided by the registrant	All QPs (**)

(*)	Marco Carrasco, who holds the position of Project Manager of Cementos Pacasmayo compiled the information received from the QPs of each chapter to have an integrated report. Each QP is responsible for the section they wrote.

(**)	Ricardo del Carpio, Jorge Vega, Jhonson Rodríguez, Gabriel Mansilla, Jason Gamio and Mario Alva

2.3. Conventions

Unless otherwise indicated in the report, all currencies are in soles and all measurements and units are in the metric system. The Acumulación Tembladera property is located within the boundaries of the WGS84 two-dimensional geographic coordinate reference system, in the UTM 17S (Universal Transverse Mercator) zone. All coordinates referenced in this report and in the accompanying figures, tables, maps and sections are provided in the WGS84 coordinate system, UTM 17S zone, unless otherwise indicated.

2.4. Previous Work and Sources of Information

The information used is sufficient to allow this TRS to be completed with the level of detail required by Regulation S-K subpart 1300. The information used included actual information from Cementos Pacasmayo’s operations, information submitted to and approved by the corresponding authorities and public information in organizations specialized in the cement industry. The list of sources of information is presented in Chapter 24 of this report.

2.5. Details of QP Personal Inspection

The QP’s who developed this document was unable to visit the Tembladera quarry and the Pacasmayo plant periodically during 2021 due to COVID-19 pandemic restrictions. Instead, the QPs worked with on-site staff using virtual tools to gain first-hand knowledge of the quarry and cement plant. The virtual meetings included verifying parameters of the limestone and cement production.

Table 7 QP’s field visit

Item	First and Last Names	Job Position	Profession	Field visit
1	Ricardo del Carpio	Environmental Coordinator	Geographic Engineer	No visits were made due to COVID-19. Coordination was made with operations personnel using virtual tools.
2	Jorge Vega	Mining Projects Superintendent	Mining Engineering	The last visit to the Tembladera quarry and Pacasmayo plant was in 2019. No visits were made in 2021 due to COVID issues, and coordination was made with Operations personnel.
3	Jhonson Rodríguez	Senior Geologist	Geological Engineer	The last visit to the Tembladera quarry and Pacasmayo plant was in 2019. No visits were made in 2021 due to COVID issues, and coordination was made with Operations personnel.
4	Gabriel Mansilla	Quality Assurance and R&D Superintendent	Chemical Engineer	Pacasmayo Plant, all year as part of his duties.
5	Jason Gamio	Modeler	Geological Engineer	The last visit to the Tembladera quarry and Pacasmayo plant was in 2019. No visits were made in 2021 due to COVID issues, and coordination was made with Operations personnel.
6	Mario Alva	Operations Manager	Electronic Engineer	No visits were made due to COVID-19. Coordination was made with operations personnel using virtual tools.

3. Property description

3.1. Tembladera quarry

We refer to the non-metallic mining concession called Acumulación Tembladera. The mentioned mining property is located in the area of Tembladera, in the district of Yonan, province of Contumaza, Cajamarca region.

The quarry is located 60 km from the Pacasmayo district, Pacasmayo province, La Libertad region, where the cement plant is located. Consider the UTM coordinate of the center of the circle of the Acumulación Tembladera as follows:

Table 8 Central cordinates of the Acumulación Tembladera property

North	East	Radius	Zone
706744.79	9198636.74	5,000.00	17

The area of the property is 3,390.97 hectares and is shown in Figure 4. The mining rights (the mining concession Title) are granted by INGEMENT (Geological Mining and Metallurgic Institute) of the Energy and Quarries Sector by means of a Presidential Resolution. In the particular case of the Acumulación Tembladera, the Director’s Resolution N° 01989-2002-INACC/J the State Organization that granted that title was the National Institute of Concessions and Mining Cadastre (Instituto Nacional de Concesiones y Catastro). Cementos Pacasmayo S.A.A has surface rights for the operation area in the Tembladera quarry.

The mineral rights were issued based on the General Mining Law (DS-014-92-EM) and its Regulation D.L 020-2020-EM.

The property is in the name of Cementos Pacasmayo S.A.A., is also registered with the name Acumulación Tembladera, and with type of substance NON-METALLIC.

Cementos Pacasmayo S.A.A. pays the right of validity for the concession of Acumulación Tembladera with unique code 010001801L. These payments must be made from the first business day of January to June 30 of every year.

Cementos Pacasmayo S.A.A. pays royalties to the State according to regulations established by the Authority in Law N° 28258 and its amendment N° 29788, for the property called Acumulación Tembladera.

Figure 4 Acumulación Tembladera Concession

700000-E
705000-E
710000-E
715000-E
N
ACUMULACIÓN TEMBLADERA
9200000-N
9200000-N
9195000-N
9195000-N
700000-E
705000-E
710000-E
715000-E

Vertex	North	East
1	9,201,636.73	708,744.66
2	9,200,636.74	708,744.66
3	9,200,636.75	709,744.64
4	9,199,636.75	709,744.64
5	9,199,636.77	710,744.63
6	9,195,636.78	710,744.62
7	9,195,636.72	706,744.67
8	9,197,627.48	706,744.68
9	9,197,629.02	706,620.90
10	9,197,636.72	706,621.00
11	9,197,636.66	702,744.73
12	9,198,912.54	702,744.73
13	9,199,088.88	702,521.05
14	9,199,372.80	702,744.73
15	9,200,636.65	702,744.74
16	9,200,636.68	704,744.71
17	9,199,933.52	704,744.71
18	9,201,054.13	705,744.70
19	9,201,636.69	705,744.70

ACUMULACIÓN TEMBLADERA

Topography: *CPSAA*	**CEMENTOS PACASMAYO S.A.A**		***Code:*** ***Box Model***
Cad design: *A.I*			
Reviewed: *J.S*	***Acumulación Tembladera***		***N° :*** ***01***
Approved: *J.S*			
Date: *March 30, 2021*	***Escale:*** *1 / 75*	***Datum/Zone:*** *WGS 84 / 17 S*	*Format:* *A-4*

3.2. Pacasmayo Cement Plant

The cement plant property is located in the Pacasmayo District, Pacasmayo Province, La Libertad Region. It is located at Kilometer 666 of the Panamericana Norte.

The property is shown in the Figure 5 and Table 9 shows the UTM coordinates of the center of the circle of the Pacasmayo plant:

Table 9 Central cordinates of the Pacasmayo cement plant

North	East	Radius	Zone
659953.76	9180941.32	700.00	17

The area of the property is 86.7 hectares. The property is registered in the National Superintendency of Public Registries (Superintendencia Nacional de los Registros Públicos – SUNARP) under the registration number 11004542 in registry zone No. V TRUJILLO BASE, Registry Office San Pedro de Lloc.

Cementos Pacasmayo S.A.A. pays taxes to the State according to that established by the Municipal Authority, for the Pacasmayo plant.

Figure 5 Pacasmayo plant map

N
A
B
C
D
659000-E
659500-E
660000-E
660500-E
9182000-N
9181500-N
9181000-N
9180500-N
9180000-N
9179500-N

COD.	North	East
A	9181646.894	659906.895
B	9180988.187	660659.316
C	9180235.766	660000.633
D	9180894.448	659248.212

Pacasmayo Cement Plant Perimeter

Topography: CPSAA	**CEMENTOS PACASMAYO S.A.A**		**Code:** **Box Model**
Cad design: AJ			
Reviewed: J.S	**Pacasmayo Cement Plant Perimeter**		**N° :** **01**
Approved: J.S			
Date: March 30, 2021	**Escale:** 1 / 12.5	**Datum/Zone:** WGS 84 / Zone 17S	**Format:** A-4

4. Accesibility, climate, local Resources, infrastructure and physiography

4.1. Tembladera quarry

This chapter describes the accessibility, climate, local Resources, and infrastructure for the Tembladera quarry and Pacasmayo plant. Information obtained from technical and environmental studies prepared by specialized companies and approved by the authorities is used.

Topography

Tembladera is located between 500 and 1000 masl; the topography shows steep surfaces and abrupt slopes. Drainage is dendritic and controlled by structural features; all the streams are affluent of the Jequetepeque River.

Access

The main access by land. The journey from the city of Lima to the Tembladera quarry is as follows: Lima – Pacasmayo (666 km), Pacasmayo – Ciudad de Dios (14.3 km), Ciudad de Dios – Tembladera (50 km) and Tembladera – Checkpoint (0.8 km), for a total of 747.1 km.

By air route is as follows: Lima – Trujillo in 1 hour flight, and from Trujillo to Tembladera quarry by land route for a journey of 2 hours.

Another alternative by air route is as follows: Lima – Chiclayo, in approx. 1:15 hrs. flight, and from Chiclayo to Tembladera by land route with a journey of 2.5 hrs.

Climate

The Tembladera quarry is located in the western slope of the Andes Mountains range of the Cajamarca Region, the climatic characteristics of semi-arid areas that involve the region of the lower Andean floor of northern Peru.

The source of meteorological information is administered by the National Service of Meteorology and Hydrology, SENAMHI. The precipitation corresponding to the Monte Grande Meteorological Station reports as minimum values 0 mm from June to September and maximum values of 26.3 mm in March, that regime is due to the dry and wet periods of the year. A total annual precipitation of 64.6 mm has been possible to establish.

Temperature

The average monthly temperature fluctuates from 20 °C in July and August, and to 25 °C in March. The monthly thermal amplitude is less than 4 °C. The maximum average temperatures fluctuate from 27 °C, (but it is possible to go up) to 29 °C (January – April), and the minimum temperatures fluctuate from 15 – 17 °C (July - September).

Physiography

The study area is located in northern Peru between the transition of the coast and the mountain range, a region characterized by hilly mountainous relief, cut by rivers and streams creating cultivated valleys and watercourses, where the current morpho-dynamic processes show a moderate to low activity, except during the periods of El Niño Phenomenon. The property groups physiographic units into three morphological classes: plains, mountains and hills and one class originated by human activity.

Local Resources

The personnel of the quarry are divided into Cementos Pacasmayo S.A.A. personnel and Contractor personnel.. Additionally, the quarry is located 5 kilometres from the Tembladera town, where there are local resources for a population as housing, schools, hotels, electrical infrastructure, water supply, internet access, etc. and and access to the Tembladera quarry by pickup trucks and buses of the contractor company.

The national grid is the source of energy for the Tembladera quarry. A water channel supplies the Tembladera quarry with this resource, which is authorized by the National Water Authority (ANA).

4.2. Pacasmayo plant

Geomorphology

The area is located in the alluvial pampas, with elevations fluctuating between 25 and 100 m.a.s.l., consisting of extensive variety of conglomerate material that represent ancient dejection cones of the Copinsnique, Jequetepeque, Las Viejas, Zaña, and Reque rivers. In general, these pampas are desert-like and are practically free of crops; they are equal to the high terraces created by the rivers in the area.

The continuity of these pampas is interrupted by the trenches eroded by the modern rivers. It is common to find minor terraces on the flanks of the valleys, especially in the inland sectors, such as the Jequetepeque valley.

Coastal Morphology: The coastal morphology consists of an almost continuous line of ravines, interrupted only by the narrow valleys of the main rivers. The ravines are from 20 to 50 metres high, almost vertical, constituted of conglomerate material belonging to the ancient dejection cones. The beaches are very narrow.

Access

The main access is by land. The journey from the city of Lima to Pacasmayo (682km). By air route is as follows. Lima – Trujillo, 1 hour flight, and by land route 1.5 hours from Trujillo to Pacasmayo. Another alternative by air route is Lima – Chiclayo, 1 hour flight and from Chiclayo to Pacasmayo 1.5 hours by land route.

Climate

Temperature: This coastal zone has average annual temperatures between 16.5 and 25.0 ºC. The average monthly temperature fluctuates from 19 to 25 °C, data registered in situ at the Meteorological Station of Cementos Pacasmayo S.A.A.

Precipitation: The precipitations of the zones are very low during the most part of the year, having an annual average of less than 10 mm.

The Relative Humidity is 85% as an annual average.

Atmospheric Pressure: The atmospheric pressure fluctuates from 1017 hPa to 1013 hPa in the period of November 2006, with a daily average of 1009 hPa. These pressure values are related to the influence of the South Pacific Anticyclone.

Cloudiness and sunshine: The cloudiness, generally, in the Pacasmayo area the sky dawns covered with 7/8 high stratus clouds, and at midday it varies to semi-covered with stratus cumulus, cumulus, cirruscumulus and Cirrus, in other words, with medium and high clouds with 5/8 cloudiness.

Sunshine is high at midday in summer, with an average of 7 hours of solar rays per day. In the winter, the sunshine decreases to 3.5 hours of solar rays, although it is worth noting that there are clouds that allow the diffuse radiation to pass through.

Physiography

The cement plant area is located in the alluvial pampas, which are along the entire Peruvian coastline, a continuous and uninterrupted strip-, the area of influence of the study has some characteristics a little different and these are:

The Pampas that have elevations between 25 and 100 m.a.s.l., consisting of extensive variety of conglomerate material that represent ancient dejection cones of the Copinsnique, Jequetepeque, Las Viejas, Zaña and Reque rivers. In general, these pampas are desert-like and practically free of crops; they are equal to the high terraces created by the rivers in the area.

The coastal morphology consists of an almost continuous line of ravines, interrupted only by the narrow valleys of the main rivers. The ravines are from 20 to 50 metres high, almost vertical, and constitute of conglomerate material belonging to the ancient dejection cones. The beaches are very narrow.

Local Resources

The personnel of the plant are divided into Cementos Pacasmayo S.A.A. personnel and contractor personnel. Additionally, the cement plant is located next to Pacasmayo town, most of the personel live in Pacasmayo and they are taken from Pacasmayo to the cement plant in buses provided by Cementos Pacasmayo.

Electricity is supplied by the national grid and there is a contract with Electro Perú, which supplies energy through a 60 KV transmission line.

Water supply at the Pacasmayo plant is provided by a groundwater well.

5. History

5.1. Tembladera quarry

Tembladera quarry is a limestone deposit suitable for different types of cement; the deposit is owned by Cementos Pacasmayo S.A.A.

By means of Director’s Resolution No. 01989-2002-INACC/J dated on November 4, 2002, the National Institute of Cadastre and Mining Concessions granted to Cementos Pacasmayo S.A.A., the title of the non-metallic accumulation concession called “Acumulación Tembladera” with code No. 01-00018-01-L, whose antiquity goes back to the date of its oldest integral concession: “Norte No. 1” granted by the Regional Mining Headquarters of Cajamarca by Ministerial Resolution No. 267 of June 30, 1950, in favor of Cementos Portland del Norte S.A., starting operations as Cementos Pacasmayo S.A. from 1957 to 2013, the year in which Calizas del Norte S.AC.(CALNOR) was constituted. CALNOR started activities from January 2014 to May 2016. San Martin Contratistas Generales S.A. started activities from October 2016 to the present.

In March 2007, MINTEC Consulting company was hired by Cementos Pacasmayo to perform the 3D modeling of the deposit and a preliminary estimation of the mineral Resources. The geological information was obtained from 31 diamond drilllings.

The samples obtained were analized in internal and external laboratories to obtain the content of CaO, MgO, Al2O3, SiO2, Fe2O3, SO3, Cl and CO3.

With the information generated, the geological interpretation was made and the structures which control or dominate the the deposit were defined. The geological model was completed by Cementos Pacasmayo’s QPs in the MineSight software from vertical sections.

In 2019, a campaign of 8 diamond drill holes was carried out to confirm the Resources and Reserves of the east area of the deposit. With the interpretation of information obtained, a new geological model was prepared. Cementos Pacasmayo oversaw the interpretation and the geological modeling.

6. Geological setting, mineralization, and deposit

6.1. Regional geology

The strata of the district of Yonan, province of Contumaza, Cajamarca region consists of Cretaceous Age sedimentary strata of the Quilquiñan Group, Cajamarca Formation, Celendín Formation, and Recent Quaternary Deposits.

Quilquiñan Group (Ks-q).

The Quillquiñán Group is composed of the Romirón and Coñor formations which together are represented by 100 to 200 m. of shales and marls with some calcareous intercalations.

The Quilquiñán Group overlies the Pulluicana Group and underlies the Cajamarca Formation. Both contacts are concordant. It varies from a thickness of 120 m., in the Chongoyape quadrangle, to a known maximum of 281 m. in the Tembladera area (Cerro de Chepén).  The group consists of dark gray friable shales and bluish marls in thin layers weathering to dark brown or reddish brown. The Quillquiñán Group is fossiliferous and contains a varied fauna of ammonites, lamellibranchs and echinoidea. BENAVIDES V., (1956) dated it to the Late Cenomanian-Early Turonian interval because of its ammonite content.

Cajamarca Formation (Ks-c).

The Cajamarca Formation is composed of 100 to 400 m. of limestone whose main outcrops are located in the Cutervo, Chota and Celendín quadrangles. The Cajamarca Formation is characterized by regular and uniform stratification and grayish or whitish colors.

The formation is limited by concordant contacts with the Celendín Formation in the upper part and with the Quilquiñán Group at the base. In both cases these are sharp contacts with abrupt lithology changes. The Cajamarca Formation has a fairly uniform lithology throughout the region. It consists of a thin, pure, light brown limestone weathering to whitish or light gray. The limestone is well stratified in thin to medium layers.

A nearly complete section at Tembladera (Cerro de Chepén) is 111 m thick. (BENAVIDES V., 1956). The Cajamarca Formation is characterized by the content of Coilopoceras newelli BENAVIDES, from the late Turonian (BENAVIDES, V. 1956); therefore it correlates with the upper part of the Jumasha Formation, from other parts of northern and central Peru.

Celendín Formation (Ks-ce).

The Celendín Formation outcrops only in the Cutervo, Chota and Celendín quadrangles generating a relief of hollows and low terrains characterized by yellowish and brownish tones produced by weathering. The formation concordantly overlies the Cajamarca Formation. The Celendín Formation is composed of thin layers of clayey nodular limestone, intercalated with marls and shales. In general, the marls and shales predominate over the limestones. The ammonites contained in the Celendín Formation indicate that the unit belongs to the Coniacian and early Santonian (BENAVIDES, B. 1956). The Celendín Formation correlates with other outcrops of the same unit in the north and center of the country and with the top of the Chota Formation in the Selva region.

Recent Quaternary Deposits.

Along the coastal strip and the Andean foothills, there are abundant alluvial and fluvial deposits made up of conglomerates, gravels, sands, silts, etc. forming the floors of the valleys and ravines located between San Pedro de Lloc, and Motupe, where the main population centers and farming areas of the area are located.(Source: Bulletin No. 38 Series A. National Geological Chart by John Wilson - 1,984).

Table 10 Regional stratigraphic column

6.2. Local Geology

The Tembladera quarry hosts a limestone deposit with a grade suitable for cement production. The deposit is contained within the so-called Cajamarca Formation, belonging to the Upper Cretaceous (Turonian floor, around 90 MA). This formation overlies the Quilquiñan Group and underlies the Celendín Formation.

Sedimentary rocks corresponding to the Cajamarca Formation and the Upper Cretaceous Celendín Formation outcrop in the area as described below. This formation overlies the Quilquiñan Group, and underlies the Celendín Formation.

Mesozoic

Quilquiñan Group (Ks-q).

Composed by a thin stratification of marly shales, thin layers of marly limestones, and marl nodules in thin layers, dark brown in color, it is not mineable. This formation is the limit of the Cajamarca Fm. limestones. Which represents the oldest rocks in the area, they are found outcropping in the northern part of the area of the quarry.

Cajamarca formation (Ks-c)

Composed of thin limestones, well stratified, in strata of thin layers, with a color ranging from dark to light gray, these limestones are mined for cement production because they meet quality standards. This formation lies concordant with the Quilquiñan group. The average strike of these strata is N 75° W and dip varies from sub-horizontal to 50º. It has a thickness or power of 230 meters.

Celendín formation (Ks-ce)

It presents an interstratification of thin layers of light gray limestones, cream to dark brown nodular marly limestones and shales. This formation outcrops on the south-central side of the quarry, in a reduced area, with a thickness of 35 meters, which underlies concordant to the Cajamarca Fm. These types of limestones were considered as waste rock for not complying with the quality standards.

Cenozoic

In the quarry, intrusions of andesitic dikes of plutonic formation can be found, which intrude longitudinally in very localized areas of the limestone deposit rock mass. These dykes present aphanitic to porphyritic texture, with some plagioclase crystals visible in greenish gray to whitish matrix, showing moderate to high alteration, moderate poly directional fracturing degree.

Quaternary Deposits

Along the Andean foothills there are abundant alluvial and fluvial deposits made up of conglomerates, gravels, silty sands, etc. In the Tembladera quarry area, these deposits are restricted to the Jequetepeque riverbeds, stream mouths and some terraces.

Table 11 Local stratigraphic column of the Tembladera quarry

System	Series	Stratigraphic Unit		Intrusive rocks		Lithologic Description
Quaternary	Recent	Fluvial Deposit	Qr-fl			Fluvial origin
		Alluvial Deposit	Qr-al			Alluvial origin
Tertiary	Lower			Andesite	T-an	Intrusion of andesitic dykes longitudinally into the deposit rock mass.
Cretaceous	Upper	Celendin Formation	Ks-ce			Thin layers of clayey nodular limestone, interbedded with marls and lutites.
		Cajamarca Formation	Ks-c			Limestone of marine origin of whitish to light gray color.
		Quilquiñan Group	Ks-q			Lutites and marls with some calcareous intercalations.

6.3. Characteristics of the deposit

Table 12 shows the main characteristics of the deposit.

Table 12 Characteristics of the Tembladera deposit

Quarry	Average Width (m)	Total Length (m)	Thickness (m)	Average depth (m)		Continuity
				Top Elevation	Lower elevation
Tembladera	800	1900	230	720	420	It is a sedimentary deposit whose continuity is controlled by a folded structure (syncline) whose limits are marked by its flanks.

Figure 6 Geological Section of the Tembladera quarry

7. Exploration

7.1. Drilling

Cementos Pascamayo’s exploration activities at the Tembladera quarry property involve drilling to adequately characterize the geology.

Table 13 Drilling campaigns in Tembladera quarry

Drilling Campaign	Date	N° of holes	Hole Type
1	2007	31	Drill Hole
2	2019	8	Drill Hole

Figure 7 Tembladera quarry, drilling hole location map

707000
707500
708000
9199000
9198500
9198000
N
S
E
W
H-28
H-27
H-30
H-26
H-22
H-34
H-36
H-17
H-24
H-25
H-21
H-31
DDH-TEM-07
H-18
H-10
DDH-MG-03
H-20
DDH-TEM-01
DDH-TEM-02
H-35
H-32
H-23
H-7
H-8
H-19
DDH-MG-04
DDH-TEM-03
H-9
H-29
H-13
H-33
H-12
H-11
H-6
DDH-MG-01
DDH-MG-02
H-14
H-15
H-16
Leyenda
Eventos ColDDH_Tembladera.csv
C_Intermedias
Accesos
C_Maestras
Infraestructura
Propiedad_Tembladera
Via Local
Via Departamental

7.2. Hydrogeology

In 2021, Cementos Pacasmayo hired Magma Consulting S.A.C., a company with experience in mining activities, to update the hydrogeology through hydrogeological surveys. The previous hydrogeological study was developed by the company Walsh Perú S.A. As part of Magma Consulting’s portfolio, it provides support services in geological studies, geological risk, geophysics, geotechnical investigation, geotechnical design, and geomechanics.

The technical basis for updating the hydrogeological studies was the research developed by Walsh Peru S.A. during 2019.

The scope of this work was to interpret the hydrogeological environment, the morphology of the basin, lithology, piezometric levels, recharge and discharge zones.

The hydrogeological study included the evaluation of 5 piezometers. Magma Consulting S.A.C identified that the piezometers need maintenance to be operational for the measurement of groundwater flows.

According to Magma Consulting S.A.C. the groundwater is 300 m above the current topographic elevation. Figure 8 obtained from the updated hydrogeological study shows the topography of the quarry and the water table level.

Figure 8 Water level at the Tembladera quarry

The update study evaluated the inventories of piezometers, surface water flows and inventory of natural springs (Walsh Perú S.A., 2009)

The water quality assessment considered 10 monitoring points. The evaluation included the analysis of EC, TDS, S, pH, T comparing the results obtained in 2009 and 2021.

The monitoring point PMA-12 does not present flowing surface water, indicating that the seasons of the year during the 2009 investigation is different from 2021.

7.3. Geotechnical studies

During 2021, Cementos Pacasmayo updated the geotechnical studies of the Tembladera quarry.

Cementos Pacasmayo S.A.A. hired Magma Consulting S.A.C. to carry out the “Geomechanical/Geotechnical Study of Tembladera quarry”.

The general objective of the study was to establish the maximum and minimum slope bank angles and inter-bank angles based on stability and kinematic analysis. Likewise, the specific objectives were:

-	To carry out a geotechnical geological field research based on, geomechanical mapping, logging of existing geotechnical boreholes, in situ testing.

-	Determine lithological and structural characteristics.

-	Identify relevant structures that can affect slope design.

-	Perform laboratory tests to determine the physical and strength characteristics of the rock.

In 2007, the DCR Ingenieros S.R.Ltda. determined the geotechnical guidelines that grouped the area into seven geotechnical zones. For the SW, SSW and S, the final slopes will have a total height of approximately 80 m. For the E, NE, N and NW sectors, the final slopes will have a greater total height, approximately 270 m.

Table 14 DCR Ingenieros S.R.Ltda geotechnical zones

Zone	Slope Angle (°)	Bank Slope Angle (°)
1	48	70
2	48	60
3	43	60
4	37	52
5	45	70
6	43	65
7	45	70

In February of this year, the mine planning area of CPSAA has prepared the “Long-term mining plan for the Tembladera quarry”, which has contemplated substantial optimizations and updates, as well as the update of the geomechanical-geotechnical study associated with the mining plan for the final pit design.

Magma Consulting’s field investigation work was carried out in two stages. The first stage included preliminary works such as mobilization of personnel, medical examinations, induction talks, equipment transfer, etc.

This work was carried out from July 1 to July 6, 2021, following all the procedures and standards provided by Cementos Pacasmayo S.A.A.

The second stage was the geomechanical field research which was developed between July 7 and 21, 2021 and considered the execution of geological and geotechnical mapping, execution of sixty-seven (67) geomechanical stations, geotechnical logging of eight (8) diamond drill holes, execution of eighty-seven (87) point load tests, and twenty-two (22) tilt tests.

Based on the geological model of Cementos Pacasmayo S.A.A. and the results of the geotechnical geological mapping performed by Magma Consulting S.A.C. for the geotechnical study, it was determined that the final slopes are mainly composed of limestone rocks of the Cajamarca Formation.Therefore, the Cajamarca Formation was subdivided into 3 sub-units; Cajamarca A, Cajamarca B and Cajamarca C.

During the geotechnical field research, an insitu testing campaign was undertaken to obtain the resistance of the intact rock and the resistance of the discontinuities. The tests consisted of Point Load Test (PLT) and tilt tests.

Table 15 Tilt Test Results

Drill	Geotechnical unit	N° of samples	Deep	Average (°)
H-10	UG-B/UG-C	6	22.63 - 122.54	35
H-21	UG-C	3	50.2 - 180.85	35
H-29	UG-C	3	124.4 - 239.60	32
H-33	UG-B/UG-C	5	7.33 - 302.20	34
DDH-TEM-01	Dyke/UG-B/UG-C	3	92.85 - 108.70	35
DDH-TEM-02	UG-C	3	53.1 - 76.4	354

After that rock samples were collected and taken to the rock mechanics laboratory of Geomecánica Latina S.A. (hereinafter, GEOMEC). GEOMEC is a laboratory located in the city of Lima, with vast experience in the sector and certified by INACAL (National Institute of Quality).

Magma Consulting S.A.C performed dry and saturated density, apparent porosity and absorption tests to determine the physical properties of the rocks that outcrop in the study area, following the guidelines described in the standards (ASTM D-6473/ D-2937).

Table 16 Physical Properties of Rocks

Sample Code	CTR1	CTR7	CTR9	CTR10
Litology	Fine limestone	Andesite	Coarse limestone	Fine limestone
Geotechnical unit	UG-A	Dyke	UG-C	UG-A
Dry density (gr/cm3)	2.60	2.70	2.61	2.63
Wet density (gr/cm3)	2.61	2.72	2.62	2.64
Specific gravity (KN/m3)	25.59	26.67	25.71	25.94
Moisture	0.22	0.36	0.41	0.20
Porosity	0.62	1.02	1.12	0.56

Magma Consulting S.A.C conducted tests to estimate the unconfined compressive strength of the intact rock. Seven (07) simple compressive strength tests were performed on each of the samples of the rock outcrops in the area following the procedures described in ASTM D-7012/ D-2938 standards.

Table 17 Simple compressive strength

Sample Code	CTR1	CTR2	CTR3	CTR6	CTR7	CTR8	CTR10
Lithology	Fine limestone	Coarse limestone	Coarse limestone	Fine limestone	Andesite	Andesite	Fine limestone
Geotechnical unit	UG-A	UG-C	UG-C	UG-A	Dyke	Dyke	UG-A
Point load (kN)	91.69	147.29	83.22	127.88	272.99	67.23	109.35
UCS (MPA)	66.82	107.34	60.64	93.01	198.94	48.99	79.69
Time (s)	111.6	194.9	100.2	161.1	376.0	74.6	134.5
Scale (ISRM)	High	Very High	High	High	Very High	Moderate	High

To evaluate the behavior of stresses and deformations in the rock mass, the elastic constants test was carried out to calculate Young’s modulus (E) and Poisson’s ratio (v); these values will be used for the calculation of excavations. Four (4) elastic constants tests have been carried out. This test follows the procedures described in ASTM D-7012/ D-3148.

Table 18 Summary of Elastic Constants

Sample	CTR1	CTR2	CTR3	CTR6
Lithology	Fine limestone	Coarse limestone	Coarse limestone	Fine limestone
Geotechnical unit	UG-A	UG-C	UG-C	UG-A
Young’s modulus (E)	28.23	27.14	36.69	35.59
Young’s module (GPa)	36.85	35.25	42.71	32.05
Poisson’s ratio “v”	0.17	0.17	0.16	0.15

The summary results of the rock mass quality are presented in Table 19.

Table 19 Rock mass quality summary

Type of investigation	Geotechnical unit	UCS in Situ (Mpa)	RMR	Type	Scale (RMR)	GSI
Geomechanical Mapping	Cajamarca A	52.52	60	III-A	Fair Rock A	55
	Cajamarca B	74.01	62	II	Good Rock	57
	Cajamarca C	85.17	62	II	Good Rock	57
	Dyke	116.62	64	II	Good Rock	59
	Quilquiñan	57.52	45	III-B	Fair Rock B	40
Geotechnical Logging	Cajamarca A	-	65	II	Good Rock	65
	Cajamarca B	42.59	62	II	Good Rock	62
	Cajamarca C	73.56	66	II	Good Rock	66
	Dyke	101.93	54	III-A	Fair Rock A	54
	Quilquiñan	64.89	65	II	Good Rock	65

According to the current conditions identified in the Tembladera quarry, the evaluation of the physical stability concludes that the structure is stable for static and pseudo-static loading conditions, with safety factors that are above the minimum recommended for operating conditions; Additionally, ten structural domains designated as Blocks were identified. According to the structural analysis performed in the domains, Block 01, Block 02, Block 03 and Block 04 located to the north, similar discontinuity systems predominate, where one of the discontinuities is stratification. In the domains located to the south, Block 07, Block 08, Block 09 and Block 10 show discontinuity systems different from those to the north. Block 05 and Block 06 are located to the east and show a variation in the stratification directions.

Finally, the geotechnical design criteria determine a single bench height of 10 m, inter-ramp angles (IRA) varying between 35° and 45°, with sidewalk widths ranging from 5.04 m to 6.40 m. The bank angle (BFA) is between 47° and 70°. The bench angle (BFA) is between 47° and 70°.

The conclusions of the geomechanical study obtained were as follows:

-	The design evaluated in this study is stable, since the analyses show safety factors greater than the minimum acceptable.

-	At the structural level, the main control is formed by the dip of the Cajamarca Formation limestone strata.

-	At the intact rock level, the main strength control is the texture of the Cajamarca Formation limestones.

-	The rock massifs are mainly cut by reverse faults resulting from compressional tectonics, the location of these faults gives different degrees of fracturing to the rock massifs.

-	There are andesitic dikes, some of which have been emplaced along faults.

-	The formations present in the study area are mainly the Cajamarca Formation of the Upper Cretaceous and the Quilquiñán Group of the Middle Cretaceous.

-	The study area is located in a zone of Cretaceous folded rocks.

-	The most important structural element in the study area is a WNW-ESE syncline, which defines the strike and dip of the stratification of the calcareous packages.

-	The characterization of the materials carried out in this study was consistent with the characterization carried out by DCR Ingenieros S.R.Ltda. in 2007.

-	The area is characterized by a dry climate, with sporadic rainfall from January to March.

-	Dry conditions were observed on the slopes because there was no evidence of water holes or humidity during the visit.

8. Sample preparation, analyses, and security

This Chapter describes the preparation, analysis and security of the samples used for the geology, quarry, and cement plant operations.

8.1. Geology and quarry

Cementos Pacasmayo S.A.A. has implemented international standards in all its operations such as quarries and plants. The ISO 9001 standard has been implemented and certified since 2015. The certification is renewed annually through an external audit.

The SSOMASIG area (Security, Occupational Health, Environment and Management Systems), is part of the team that determines and gives the necessary support for the maintenance of the ISO 9001 (Quality) and the scope is in all the company’s activities.

Table 20 shows the list of protocols for quality assurance and quality control.

Table 20 Protocols of the Geology area

Activity	Protocol	Code	Review
Sample preparation methods	DRILLING WITNESS CUTTING	OM-GL-PRT-0021	R0
	SAMPLE PREPARATION FOR PHYSICOCHEMICAL ANALYSIS	OM-GL-PRT-0022	R0
	SAMPLE SELECTION FOR GEOMECHANICAL ANALYSIS	OM-GL-PRT-0036	R0
Quality control procedures	DRILLING INITIATION AND SUPERVISION	OM-GL-PRT-0005	R0
	TOPOGRAPHY AND MEASUREMENT OF DRILL HOLE DEVIATIONS	OM-GL-PRT-0007	R0
	SAMPLE RECOVERY	OM-GL-PRT-0008	R0
	SURVEY AND DELIVERY OF COLLARS	OM-GL-PRT-0009	R0
	RECEIPT AND STANDARDIZATION OF DRILLING CORES	OM-GL-PRT-0012	R0
	PHOTOGRAPHIC RECORD	OM-GL-PRT-0013	R0
	PHOTOGRAPHY OF TEST PITS	OM-GL-PRT-0014	R0
	GEOLOGICAL LOGGING	OM-GL-PRT-0015	R0
	LOGGING OF TEST PITS	OM-GL-PRT-0016	R0
	GEOTECHNICAL LOGGING	OM-GL-PRT-0017	R0
	SAMPLING IN TEST PITS	OM-GL-PRT-0018	R0
	FIELD-QUARRY SAMPLING	OM-GL-PRT-0029	R0
	ORE STOCK SAMPLING	OM-GL-PRT-0030	R0
	BLASTHOLE SAMPLING	OM-GL-PRT-0032	R0
	SAMPLE ANALYSIS FOR DENSITY	OM-GL-PRT-0020	R0
	QAQC PROGRAM	OM-GL-PRT-0023	R0
	ORE CONTROL	OM-GL-PRT-0035	R0
ORE CONTROL POLYGON FIELD MARKING
ORE CONTROL PLAN

Security	TRANSPORT OF CORES	OM-GL-PRT-0010	R0
	TRANSPORT OF SAMPLES TO THE LABORATORY	OM-GL-PRT-0024	R0
	REGISTRATION AND SHIPMENT OF MATERIAL	OM-GL-PRT-0031	R0
	CORE-SHACK STORAGE	OM-GL-PRT-0034	R0
	DATA ASSAYS INPUT - DATASHED	OM-GL-PRT-0027	R0
	CHANNELING OF GEOLOGICAL INFORMATION	OM-GL-PRT-0028	R0
	DATABASE MANAGEMENT	OM-GL-PRT-0025	R0
Others	PROGRAMMING OF COLLARS	OM-GL-PRT-0001	R0
	PROGRAMMING OF TEST PITS	OM-GL-PRT-0002	R0
	PREPARATION OF DRILLING RIGS	OM-GL-PRT-0003	R0
	INSTALLATION OF DRILLING MACHINE	OM-GL-PRT-0004	R0
	PREPARATION OF TEST PITS	OM-GL-PRT-0006	R0
	HOLE ENDING	OM-GL-PRT-0011	R0
	REPORT WRITING - FIELD VISIT	OM-GL-PRT-0026	R0
	LIMESTONE MATERIAL MOVEMENT REPORT AND LOG - SGCP	OM-GL-PRT-0033	R0

8.1.1. Preparation of samples, procedures, assays and laboratories

Samples obtained from the drill holes are placed in holders to be duly coded, cut, bagged and sent to the laboratory at the Pacasmayo plant and are occasionally sent to an external laboratory following the company’s procedures.

Certimin S.A. is used as an external laboratory for chemical analysis. Certimin S.A. is a Peruvian laboratory that is certified in ISO 9001, ISO 14001, ISO 45001, NTP-ISO/IEC 17025 Accreditation, and has a membership in ASTM. This laboratory has modern facilities for the development of mining services associated with the cement industry and technical support in the geochemical field for national and international companies.

For the limestone samples, the laboratory analyses evaluate CaO, MgO, Al2O3, SiO2, Fe2O3, SO3 and Cl. Once received in the laboratory, the properties of the limestone to be used in cement production are analyzed. The Samples from the 2019 campaign were sent to Certimin S.A. Table 21 shows the methods used for limestone analysis.

Table 21 Methods of analysis for the limestone from the Pacasmayo plant laboratory

Analytical	Method used	Description
Various elements	P-CC-P-15	Limestone samples from Pacasmayo Plant - Analysis by X-ray equipment.
% Moisture	P-CC-P-03	Limestone samples from Pacasmayo Plant - X-ray analysis.
LOI	P-CC-P-03	Limestone samples from Pacasmayo Plant - Chemical Analysis of Crude and Raw Materials.

8.1.2. Quality Assurance Actions

Based on the information and samples from the 2019 drilling campaign where limestone samples were obtained, this year Cementos Pacasmayo S.A.A. performed an audit for the validation of results as part of the quality assurance and quality control (QAQC) activities. For this purpose, it hired the Wiracocha Mining Services S. R.L., who conducted a re-sampling of a group of drill holes executed in Tembladera quarry in the past. Also, the work included the revision of the QAQC program. The samples and controls of this program were analyzed at Certimin S.A., an external laboratory.

The analysis of the results obtained for the different samples and controls inserted show a confidence level, with an acceptable bias that are within the standards of the sampling theory, which guarantees the accuracy of the results in the initial sampling, so it is concluded that both the preparation and analysis of the samples obtained initially in the laboratory of Cementos Pacasmayo S.A.A., has reliable processes and procedures.

8.1.3. Quality Plan

Cementos Pacasmayo S.A.A. has implemented QAQC protocols for the development of exploration and exploitation activities in the Tembladera quarry to ensure the quality of the information that allows the estimation of Resources and Reserves of the deposit.

The quality plan implemented by Cementos Pacasmayo for the quarries includes the insertion of blanks, duplicates and standards, in order to control the precision, accuracy and contamination in the samples.

Table 22 Quality Plan of the Tembladera quarry

Blanks	Duplicates	Standards	Remark
1 control sample for each batch of 20 samples.	2 control sample for each batch of 20 samples.	1 control sample for each batch of 20 samples.	Cementos Pacasmayo protocol ¨OM-GL-PRT-0023-R0¨.

8.1.4. Sample security

Cementos Pacasmayo S.A.A. has implemented QAQC protocols for the development of exploration and production activities in the Tembladera quarry in order to ensure the quality of the information that allows the estimation of Resources and Reserves of the deposit.

Cementos Pacasmayo S.A.A has a specific area for the storage of the samples obtained during the drilling campaigns; the samples are properly stored to preserve their quality.

Figure 9 Photographic record of core shack

The necessary materials for storage and transport of the samples were implemented. Sampling cards were also implemented with information on the name of the project, name of the borehole to be sampled, date of sampling, sampling interval, sampling manager, sampling and type of sample or control sample.

All samples were labeled, and a photographic record is available. The photographic record of each sampling bag is made together with the weighing of the sample.

8.1.5. Chain of custody

Cementos Pacasmayo has implemented actions to ensure the physical security of samples, data, and associated records; the traceability of the sample from its generation to its analysis and subsequent conservation of rejects and pulps. At the Tembladera quarry, core samples are duly stored in the coreshack.

Figure 10 Photographic record of the sampling intervals

8.1.6. Qualified person’s opinion on quarry QAQC

In the author’s opinion, Cementos Pacasmayo has been complying with the international standards of ISO-9001 (Quality) since 2015 and implemented Quality Assurance and Quality Control (QAQC). Cementos Pacasmayo S.A.A. has used a QAQC check program comprising blank, standard and duplicate samples. The QAQC shipping rate used complies with accepted industry standards for insertion rates, as well, the actual sample storage areas and procedures are consistent with industry standards.

Protocols in the different exploration and production processes are strictly complied with. There is information on sample preparation methods, quality control measures, sample security, and these results are accurate and free of significant error. The information in this report is adequate for use in the construction of the Geological Model, Resource Estimation and Reserve Estimation.

8.2. Pacasmayo plant

8.2.1. Samples preparation, procedures, assays and laboratories

Cementos Pacasmayo S.A.A. has a quality control plan for each of its operations that is part of the quality system.

As part of the quality control plan (P-CC-D-03 VE02 Quality control - cement and lime), samples of raw materials such as limestone, sand, clay, and iron are evaluated in the laboratory at the Pacasmayo plant, where they are analyzed to determine the chemical composition of each material for cement production.

The procedures applied are the chemical analysis of raw materials and crude, sampling of clinker, slag and pozzolana, physical testing of cement, chemical analysis by wet route for clinker and cement, preparation of coal samples, physical testing for additions, analyses, and operating procedures in the X-ray area, which are based on ASTM, NTP (Peruvian Technical Standard) and ISO standards.

8.2.1.1. Raw materials sample preparation

For preparation of samples, it is considered the collection and preparation of samples procedure, which consists of primary and secondary crushing, and reduction of the sample by the quartering method, then the sample is pulverized in the ring mill.

8.2.1.2. Analysis of Laboratory

The laboratory at Pacasmayo plant has implemented the ISO 9001 standard; also, it has calibrated equipment, with a calibration and maintenance program established by the laboratory area. The main equipment in the laboratory at Pacasmayo plant are the XRF fluorcence equipment and the compressive strength press, which are maintained annually.

The tests for air content, fineness, autoclave expansion, compressive strength and setting time, and vicat are made for all types of cements. The autoclave contraction, 14-days mortar expansion, 6-months sulfates expansion, SO3, MgO, loss on ignition, insoluble residue, and C3A and 2 C3A+ C4AF tests only apply to some specific cements.

8.2.2. Quality Assurance Actions

The sampling plan P-CC-D-04 VE04 Sampling plan and frequency of tests and data verification applies to the processes of raw material reception, raw material crushing, coal milling, raw meal milling, clinkerization, cement milling, lime production, lime milling and lime dispatch.

Table 23 shows the tests and frequency for each stage of the process.

Table 23 Tests and frequency for each stage of the process

Stage	Tests	Frequency
Receiving raw materials	Chemical analysis by X-ray, granulometry and humidity.	2 samples per hour up to 1 time per day.
Crushing raw materials	Chemical analysis by X-ray.	2 samples by shift or depending on the material.
Coal grinding	Chemical analysis by X-ray, humidity, calorific value and proximate analysis.	1 to 2 samples per shift.
Crude grinding	Chemical analysis for X-ray, Humidity, R70 and R170.	Each 1 hour up to 2 hours.
Clinkerization	Chemical analysis by X-ray.	Each hour up to 2 hours.
Cement and other grinding	Chemical analysis by X-ray, pozzolana, IAP pozzolana, IAP Slag, Blaine, R325, R450, loss on ignition, insoluble residue and chemical/physical tests.	Each 1 hour up to 1 time per shift.
Packaging of cement	X-ray, PF and R.I. Chemical analysis.	2 samples per shift.

8.2.2.1. Finished Product Control

The controls for finished products include tests, frequency and a person in charge. The tests made are magnesium oxide, sulfur trioxide, loss on calcination, insoluble residue, expansion in autoclave, blaine, compressive strength.

8.2.2.2. Control of non-conforming product

The non-conforming products must be identified, documented, evaluated, controlled, separated and disposed of, in order to prevent their non provided use or delivery, according to that established in the procedure. The treatment that can be given to a non-conforming product is reprocessing, reclassification of the material, acceptance by authorized personnel, acceptance by concession of the client and controlled dosage.

8.2.2.3. Validation of Silos

It applies to all products manufactured at the Pacasmayo plant, with the objective of ensuring that the cement dispatched complies with the requirements established in the Technical Specifications and Requirements of the Technical Standards.

8.2.2.4. Density

The density analysis in raw materials of coarse materials (crushed) is determined in a recipient of known volume (bulk density), the material is added in a recipient previously tared, is compacted smoothly, is made level and is weighed on a precision balance. The values are reported in weight/volume. For cement, fine materials are analyzed through the Le Chatelier bottle, whose value is used for the quality certificate issued to the customers.

8.2.2.5. Quality Assurance (QA) and Quality Control (QC)

The QAQC program contains methods that are applied to regulate the quality of the samples obtained in the operations of receiving minerals, cement grinding, crude grinding, crude feed, clinker production, raw material for crude and coal grinding by Cementos Pacasmayo S.A.A.’s personnel in this section, to obtain the quality control results.

The main procedures used for quality control are:

●	P-CC-PCC-04, Quality control parameters – Raw Materials, limestone input.

●	G-ASC-EST-01, Pozzolana technical specification.

●	G-ASC-EST-02, Slag technical specification.

●	P-CC-PCC-02, Quality control parameters in the receiving minerals in the plant.

●	P-CC-PCC-03, Quality control parameters – Cement.

●	P-PRD-PCC-01, Quality control parameters – Crude grinding to Kiln 2 and Kiln 3.

●	P-PRD-PCC-02, Quality control parameters – Crude feed to Kiln 2 and Kiln 3.

●	P-PRD-PCC-03, Quality control parameters – Clinker production.

●	P-CC-PCC-05, Quality control parameters – Raw material for crude.

●	P-CC-PCC-06, Quality control parameters – Coal grinding.

8.2.2.6. Quality Plan

The quality plan implemented by Cementos Pacasmayo for the cement plants includes the insertion of blanks, duplicates and standards, in order to control the precision, accuracy and pollution in the samples.

Table 24 Quality Plan of Pacasmayo cement plant

Blanks	Duplicates	Standard	Comment
02	2937 per year	11 for cement (NIST) 05 for coal	Blanks only apply by performing spot checks by Classical methods.

8.2.2.7. Quality control parameters

The control parameters of the materials received at the Pacasmayo plant are:

Table 25 Quality control parameters for materials received at the Pacasmayo cement plant

Materials	Content analysis
Limestone	CaO, S, Al2O3, MgO and humidity.
Others	Fe2O3, SO3, Humidity, Al2O3, SiO2, Humidity and Pozzolanic activity index, Slag activity index grade 120 (7 days), Slag activity index grade 120 (28 days), caloric value, ash, humidity, S and Cl.

Likewise, the quality control parameter for coal grinding is humidity and for Clinker it is free lime, C3S, C3A and liter weight (bulk density), depending on the type. In the case of C3S and C3A, stoichiometric formulas accepted in the cement industry are used.

The cement quality control parameters are: SO3, MgO, Free Lime, Chlorides, Insoluble Residue, Loss on ignition R-325, Specific surface, Compressive strength at day 1, Compressive strength at day 3, Compressive strength at day 7, Compressive strength at day 28, Initial setting time, and Final setting time.

8.2.3. Security of the samples

Cementos Pacasmayo S.A.A. has implemented QAQC protocols for the development of cement production activities at the Pacasmayo plant, to ensure the quality of the information that allows the Estimation of the Resources and Reserves of the deposit.

Sample preparation methods are Sample collection and preparation, Clinker, slag and pozzolan sampling and Coal sample preparation.

The testing procedures are: Chemical analysis of crude and raw materials, analysis by X-ray equipment, X-ray laboratory operation, physical tests for additions, physical chemical analysis for coal samples, physical tests for cement, wet testing of clinker and cement, and quality plan.

Likewise, the control parameters are raw material parameters, pozzolana, slag, mineral reception parameters, clinker production parameters, raw material parameters for crude; crude feed parameters, crude milling parameters, coal milling parameters and cement milling parameters.

8.2.4. Qualified Person’s Opinion on cement plant QAQC

Cementos Pacasmayo S.A.A. has a Quality Assurance, Research and Development area that ensures compliance with the requirements for finished products specified in Peruvian technical standards, which are traceable to the standards of the American Society for Testing and Materials (ASTM).

For quality assurance, the control parameters have been defined from the raw materials, products in process and finished products. Compliance with the requirements based on indicators of the quality assurance management system for the 2021 period is 0% of nonconforming products in the market. Likewise, the level of customer satisfaction (D-COM-P-01 VE09 Customer satisfaction) is 80%.

In this sense, in the author’s opinion, the quality assurance system at the Pacasmayo plant, which includes preparation methods, procedures, analysis and security, complies with the best practices in the industry, thus ensuring that the end customer has confidence in the quality level of the products marketed by Cementos Pacasmayo.

9. Data verification

This Chapter shows the data verification activities for the geology, quarry and cement plant areas.

9.1. Geology and quarry

9.1.1. Data Verification procedure

CPSAA has an area specialized in the compilation, verification and standardization of information for the geological database. Its main function is the validation of the data to be used in the estimation of mineral Resources and Reserves. For the proper management of the information, internal protocols have been implemented, which are subject to internal audits and are supported by the DataShed software.

9.1.2. Data collection

The Data collection applies to exploration activities. For diamond drilling, the process flow for planning and executing drilling, survey methods for reporting drill collars and ddh / verification of the quality of information and recovery process of the core information. In addition, for geological sampling activities, the processes flowsheet, validation and consistency of sample information, sample preparation and testing, density, registration process and digital photographic storage are used.

9.1.3. Management and Validation of Database

The stages for management and validation of database are the recovery, processing and storage of the database, which includes database development process flow, information standardization and integration process, information storage strategy, appropriate database technology, structure and practicality of the database system that allows a fast and flexible access and input of information, and validation of chemical results, which includes the QAQC report.

9.1.4. Tracking Data

The consistency between the database records and the original registry was verified by the QPs in 2021. No differences were detected between the database and the log files. A digital copy of all records is kept as a pdf file. Digital certificates support the chemical analysis data.

The collection of the information considered the following: Drill collars, Survey, Lithology, Samples and Assays. The data is collected on the DataShed software.

9.1.5. Validation of Data

Collar, Survey, Lithology and chemical analysis data were imported and processed with DataShed software.

The results indicated that the database had adequate integrity for Resource estimation. This software verifies that the data entered from each sample or reported by the external laboratory is correct for input into the Resource model.

The team followed the defined processes for information flows to support Resource and Reserve estimation. The qualified person followed the same process as a means of verifying and validating. It has been found that the validated information is congruent in the interpretations of the same, with which the fundamental base geological models were generated for the estimation of the Resources.

No findings have been found that could invalidate the estimation of the Resources and Reserves of the unit.

9.2. Pacasmayo plant

The Quality Control Plan contemplates the following aspects: PDCA cycle, customer, person in charge, activities, risks, control methods, monitoring, measurement, analysis, evaluation and documentary evidence.

The PDCA cycle is:

●	Plan, during this stage the following activities are considered: determination of characteristics of raw materials, product in process and finished product, elaboration of control and matrices parameters and determination of activities and results assurance program.

●	Do, during this stage the following activities are considered: verification and compliance with the requirements and matrices, sampling and preparation.

●	Check, during this stage the following activities are considered: chemical analysis by XRF, chemical analysis, physical analyses, recording of results, taking action on non-conformities.

●	Act, during this stage the following activity is considered, acting to improve.

●	The Quality Assurance Plan is applied to the following customers: production, quarry, provisions chain and external customer.

9.2.1. Data verification procedures

The XRF analysis, chemical analysis and physical analysis are made to verify the results of the samples, as part of the Quality Control Plan.

The data resulting from these three types of analysis are recorded and evaluated - to determine whether or not they comply with the technical specifications.

Data verification procedures include internal audits, check lists, statistical tables, reports, validation of data, certificates, interlaboratory test reports and compliance with quality protocols.

9.2.2. Data validation

Cementos Pacasmayo S.A.A. through its quality assurance and control area participates in evaluations with international laboratories such as CCRL/ASTM (Concrete and Cement Reference Laboratory), which is an international reference laboratory for construction materials, and Xamtec of Colombia, an international interlaboratory, in order to report reliable data.

The Quality Control laboratories endorse their analysis methods by participating in interlaboratory analysis programs, which compare the results with national and foreign laboratories. The methods of analysis compared are X-ray fluorescence (XRF) and the physical cement tests, which are the methods used to control cement quality. In all the results of these interlaboratory programs, the companies always obtain the best results for each test.

9.2.3. Qualified Person’s Opinion on cement plant

In the author’s opinion, the methodologies used for collecting and processing data at the cement plant are accurate and free of important errors. The information can be used within the models’ construction and estimates for cement production. Considering that the analyses of the main chemical components and physical properties of the raw materials and final products are made in external laboratories, the quality of the information is adequate for preparing mineral resource and reserve estimates.

10. Mineral proccessing and metallurgical testing

10.1. Nature of Testing Program

Cementos Pacasmayo S.A.A. has a Quality Assurance and Research and Development area. The objective of these areas is to develop, evaluate and research procedures for the development of products at laboratory level and their scaling up to industrial level. Another objective is to identify other additions that can substitute for clinker: slag, pozzolana, fly ash, calcined clays, etc., to reduce their environmental footprint and the cost of cement production.

They have also implemented their own procedures for the preparation, review, issuance and control of test reports associated with cement production.

The laboratory at Pacasmayo plant has implemented the ISO 9001 standard; Cementos Pacasmayo has implemented a Research and Development laboratory located at the Pacasmayo plant to evaluate technical aspects in cement plants and quarries.

Cementos Pacasmayo applies the procedures:

●	P-ID-P-04 Preparation of raw materials.

●	P-ID-P-05 Sampling of cement and raw materials.

●	P-ID-P-13 Input, storage and disposal of samples.

For its operations at the Pacasmayo plant to have a representative sample of its raw materials and cement, Cementos Pacasmayo performs the analysis of its samples in its internal Research and Development Laboratory located at the Pacasmayo plant.

A permanent control is carried out with other laboratories to give greater reliability to the results. Likewise, interlaboratory reports are issued with external laboratories such as CCRL (Cement and Concrete Reference Laboratory), which is a reference laboratory for construction materials at international level, and Xamtec from Colombia, an internal interlaboratory.

An important percentage of Research and Development activities are focused on evaluating different ratios between clinker-mineral additions that provide the best functional characteristics to our products and at the same time keep balance with the benefits generated for the company. Whether it is a requirement or an own initiative oriented to supply any previously identified need, the laboratory tests are developed with the objective to generate an operational benefit to the company.

The R&D Laboratory located at the Pacasmayo plant provides analysis and research services to all of the company’s cement plants.

10.2. Cement Manufacturing Test Results

At the Pacasmayo plant, the studies conducted in the Research and Development Laboratory and the Quality Control area include: reduction of the clinker/cement factor, substitution of slag for pozzolan, and substitution of fossil fuels for rice husks, the latter at the Rioja plant. The clinker/cement factor of the main cements with additions is 0.72.

The substitution of slag from blast furnace by natural pozzolanic materials was also analyzed, with the objective of improving the company’s carbon footprint and reducing operating costs. The main test was the analysis of pozzolanic activity at laboratory level and subsequently at industrial level. By 2022, the objective is to further reduce slag consumption and further reduce CO2.

10.3. Adequacy of the Test Data

The Research Laboratory issues technical reports following the criteria of international standards to the operations area, which evaluates the convenience of industrially implementing the tests and validating what has been reported at laboratory level.

The reliability in the veracity and the adequacy of the data reported by the area, is based on the technical competition of the area’s collaborators, which is regularly evaluated through different internal and external interlaboratory programs.

11. Mineral Resources estimates

The geological model was developed and structured using Leapfrog software. The model solids were generated considering the lithology of the deposit based on the geological characteristics and its quality.

Due to the nature of the deposit and its stratified nature and occurrence, the geological model was interpreted with the help of 56 E-W cross sections and 82 N-S sections, spaced every 20 meters.

Additionally, in the interpretation with the sectioning, a structural analysis has been considered defining a main NE-SW fault system whose effect on the terrain has been reflected in the displacement of blocks related to fault jumps of normal and inverse nature.

The geochemical analysis of the samples from the diamond drilling campaigns was performed by the geologists of Cementos Pacasmayo S.A.A., which has allowed grouping the calcareous stratigraphic sequence into 15 lithological groups or domains, establishing the following sequence to be considered in the geological modeling.

The lithological units have been grouped by assigning a numerical code to each, in the mining software, to simplify the modeling. Table 26 shows the lithological units with their respective Mine Sight code and numerical code.

Table 26 Lithologic units of the Tembladera quarry geological model

Lithologic Units	Mine Sight Code ITEM (USO)	Numeric Code (CUSO)
01_CALIZA MARGOSA	CM G	1
02_CALIZA IMPURA MARGOSA A	CIMA	2
03_MARGA DE ARENISCA	MGA R	3
04_CALIZA IMPURA MARGOSA B	CIMB	4
05_CALIZA TIPO I	C TI	5
06_CALIZA TIPO I	C TI	6
07_CALIZA CAL	CA L	7
08_CALIZA TIPO I	C TI	8
09_CALIZA ADICION	CA DI	9
10_CALIZA TIPO I	C TI	10
11_CALIZA ADICIÓN	CA DI	11
12_CALIZA TIPO I	C TI	12
13_CALIZA CAL	CA L	13
14_CALIZA TIPO I	C TI	14
15_CALIZA ADICION	CA DI	15
16_DIQUES	DQ	16

*CALIZA means limestone.

The main criteria used for geological modeling are the lithological and quality aspects.

The lithological criteria are based on the macroscopic physical characteristics, such as color, texture, hardness, etc., of the calcareous rocks.

In relation to the quality criteria, the main reference is the content of calcium oxide (CaO) as the main oxide, and of economic interest, as well as the concentration of oxides and secondary elements and/or contaminants were also considered in classifying the type of rocks oriented to the final product.

In the Tembladera quarry, the referential cut off of the oxides that determine the classification of the final products of calcareous rock is shown in Table 27.

Table 27 Pacasmayo plant material restrictions

		Limestone Type I	Limestone Type V	Limestone Type Cal	Limestone Type Addition
Al2O3 (%)	Min.	0	0	0	0
	Max.	2.50	1.30	0	0
	Target	1.50	0.80	0	0
CaO (%)	Min.	48.60	50.50	51.10	41.00
	Max.	0	0	0	0
	Target	50.20	52.00	52.50	44.00
MgO (%)	Min.	0	0	0	0
	Max.	2.50	2.50	0	2.50
	Target	1.50	1.50	0	1.50
SO3 (%)	Min.	0	0	0	0
	Max.	0.35	0.35	0	1.10
	Target	0.25	0.25	0	0.50
SiO2 (%)	Min.	0	0	0	0
	Max.	0	0	2.00	0
	Target	0	0	1.50	0

The construction of the block model was configured based on the dimensions and spatial distribution of the bodies containing the material of economic interest.

Table 28 shows the characteristics of the block model (coordinates in UTM units).

Table 28 Characteristics of the block model

	Minimum (m)	Maximum (m)	Size (m)	Number
X	706700	708700	10	200
Y	9197800	9199200	10	140
Z	350	900	10	55

11.1. Data base

A total of 396 samples from 39 diamond drill holes were used for the resource estimation:

The data is managed in a DataShed database software from where it is extracted and then loaded and used in MineSight software.

11.2. Density

The density data for the estimation of the limestone Resources of the Tembladera quarry as of December 2021, were taken from the historical data of sampling results carried out in the first drilling campaigns, the density varies between 2.69 and 2.72 t/m3

11.3. Compositing

In general, each geological unit is estimated from the information of the composites belonging to that unit, the composites should not cross “hard” boundaries between different geological units, in this case units were established according to the quality.

The objective of compositing is to have uniform grades in each initial core, to reconstitute the grade profile of each drillhole. This means that when compositing we must be careful that the composites preserve the original nature of the sample. The calculated values considered in the compositing were for the SiO2, Al2O3, CaO, MgO and SO3.

Composites were made at different lengths to determine the optimum compositing size. The optimum value was 10 m. This size, which best fits the nature of the original sample, was included in the resource estimation process.

In addition, the length of the composites is considered based on an exact multiple of the height of the blocks used to model the deposit and is also matched to the bench height to be processed.

11.4. Basic statistics of the data (Assay – Composites)

Table 29 shows the results of the basic statistics of the main oxides as CaO, SiO2, MgO, Al2O3 and SO3, for the original data and for the composited data. The statistical analysis was performed for each defined body with the interpretation of deposit quality, which were also taken as criteria for modeling and estimation.

Table 29 shows the statistics for “Limestone Cal” as this is the one of greatest economic interest due to its CaO content and the main one in the estimation of Resources and Reserves.

Table 29 Limestone Cal statistics

Components	Origen	Valid	Rejected	Minimum	Maximum	Mean	Std. Devn.	Variance	Co. Of Variation
CaO	Assay	945	0	42.99	54.84	52.37	1.35	1.82	0.03
	Composito	186	0	48.03	54.04	52.33	0.83	0.70	0.02
SiO2	Assay	943	2	0.01	11.35	1.66	1.22	1.48	0.73
	Composito	186	0	0.11	6.17	1.58	0.82	0.66	0.52
MgO	Assay	945	0	0.19	5.79	1.47	0.80	0.64	0.54
	Composito	186	0	0.34	3.68	1.46	0.55	0.30	0.38
Al2O3	Assay	941	4	0.01	3.99	0.64	0.43	0.19	0.68
	Composito	186	0	0.09	2.31	0.60	0.29	0.09	0.49
SO3	Assay	916	29	0.01	1.03	0.19	0.13	0.02	0.68
	Composito	179	7	0.01	0.50	0.18	0.11	0.01	0.61

11.5. Extreme values

Extreme values are those analysis results that are not representative of the unit being studied and are those that are above the mean plus twice the standard deviation.

In the analysis of the extreme values in the laboratory results for the calcareous lithologic units that are being estimated, no deviation has been found, all the results are coherent and representative of the levels to which they correspond.

11.5.1. Mineral Resources classification

The parameters for Resource classification used by Cementos Pacasmayo S.A.A. were obtained from the experience of calculating the optimum drilling grid for sampling by geostatistical methods. Additionally, the variographic analysis was considered taking as reference the variogram range. After considering all these, resource classification was based on the following criteria:

- Measured Resource: 1/3 of the distance of the variogram range.

- Indicated Resource: 2/3 of the distance of the variogram range.

- Inferred Resource: The total distance of the variogram range.

From this basic configuration, several configurations have been defined, taking into account the number of holes and the average search distance. Other factors used for Resource estimation are the maximum number of composites used per block and the number of drill holes for each block, as shown in Table 25.

11.6. Variogram Analysis

The variographic analysis considered the composited data for each level corresponding to each body of economic interest of the Tembladera quarry; the variographic structures found indicate preferential directions in the correlation of the results, which allows us to analyze the spatial behavior of the variables, mainly of the CaO variable.

This has allowed us to obtain resulting experimental variographic structures that reflect the maximum distance or maximum range and the way in which one point has influence on another point at different distances.

Table 30 Variogram modeling parameters

Type of Variogram Model	Spherical
Nugget effect	0.2
Total Sill	1
Range	150 and 510

11.7. Interpolation

The Ordinary Kriging Interpolation (OK) method was used for the main CaO variable, of Inverse Distance (ID2) for the secondary variables (Oxides, see Table 33) and Nearest Neighbor (NN) for validations, defining parameters for each estimator. Tables 31 and 32 show the main parameters used to define the interpolations of the main CaO variable of the CAL limestone layer and of the secondary variables, respectively.

The interpolations were performed in 3 consecutive processes.

- The first with a search radius of 1/3 the range of the variogram.

- The second with a search radius of 2/3 the range of the variogram.

- Finally, the third one considering the maximum range of the variogram.

Regarding the number of composites, we used a minimum of 2 per block and 5 as maximum, for the first interpolation and a minimum of 1 per block for the second and third pass with 3 and 5 as maximum, respectively.

Additionally, a maximum of 02 composites were considered for each borehole taken in the interpolation.

Table 31 Estimation Parameters Secondary Variables

Comment	Pass 1	Pass 2	Pass 3
Search dist. Block on Model -X	150	300	750
Search dist. Block on Model -Y	120	240	750
Search dist. Block on Model -Z	70	80	80
Max distance accept data	150	300	900
Min # comps per Block	2	1	1
Max # comps per Block	5	3	5
Min # comps per hole	2	2	2
Variable Model	SI13	SI13	SI13
Variable comp	SIO2	SIO2	SIO2
Pass	PASS1	PASS2	PASS3
Distance along major	30	60	90
Distance along minor	175	350	525
Distance along vert	85	170	260
ROT	0	0	0
DIPN	75	75	75
DIPE	45	45	45
Limiting Variable model	RT13	RT13	RT13
Code model	13	13	13
Limiting Variable composite	CUSO	CUSO	CUSO

Table 32 Estimation Parameters CaO

Comment	Pass 01	Pass 02	Pass 03
Search dis. Block on Model -X	150	300	750
Search dis. Block on Model -Y	120	240	750
Search dis. Block on Model -Z	70	80	80
Max distance accept data	150	300	900
Min # comps a Block	2	1	1
Max # comps a Block	5	3	5
Min # comps per hole	2	2	2
Variable Model	CA13	CA13	CA13
Variable comp	CAO	CAO	CAO
Variable Pass	PSC13	PSC13	PSC13
Pass 1	PASS1	PASS2	PASS3
Store Distance	DIC13	DIC13	DIC13
Store max # comp	NCC13	NCC13	NCC13
Store max # drillholes	NDC13	NDC13	NDC13
Store krigeage variance	SDC13	SDC13	SDC13
Distance along major	30	60	90
Distance along minor	175	350	525
Distance along vert	85	170	260
ROT	0	0	0
DIPN	75	75	75
DIPE	45	45	45
Limiting Variable model	RT13	RT13	RT13
Codigo model	13	13	13
Limiting Variable composite	CUSO	CUSO	CUSO
File variogram	allvar. var	allvar. var	allvar. var

The geological modeling of the limestone deposit of the Tembladera quarry has been modeled considering the quality and geological characteristics of the calcareous horizons, such interpretation was made based on the diamond drill holes carried out in the drilling campaigns, the relationship between the information and the geological model is consistent.

11.8. Resources estimation

Resource estimates are effective December 31, 2021. All Resources are estimated as quantities at cement plant. For the estimation of Resources, the content of CaO was considered, in addition to the content of impurities. The impurities are restrictions determined by the cement production plant. Table 33 shows the quantity of Resources and the average values of their quality.

Table 33 Resource Categorization (exclusive of Reserves) at the Tembladera quarry

	Resources	TonnesM	CaO (%)	MgO(%)	Al2O3(%)	SiO2(%)	SO3(%)
Limestone	Measured	128.29	49.31	1.81	1.84	4.82	0.31
	Indicated	37.64	50.23	1.70	1.47	3.96	0.19
	Measured + Indicated	165.93	49.52	1.79	1.76	4.63	0.28
	Inferred	74.24	50.34	0.31	1.63	3.92	1.45

11.8.1. Cut-off

For the determination of Resources, the costs of extraction, transportation, cement processing and cement dispatch were considered. The costs are based on actual sources of current operations in Cementos Pacasmayo S.A.A. and the selling price of cement (332.3 S/. x t). Chapter 18 and 19 shows the costs and prices for the determination of Mineral Resources. The main factor for the determination of Resources is quality. The cut off can be seen in Table 27. The Tembladera quarry is a sedimentary deposit in that sense the model for the estimation of Resources has considered the Tembladera quarry as a unit, whose limestone production is carried out by 10 m banks.

11.8.2. Reasonable Prospects of Economic Extraction

The mineral resource evaluation has considered other modifying factors such as limestone production costs, cement sales prices, environmental and social viability at our operations.

Although the Resources study considers different limestone horizons, it is necessary to further the geological knowledge of the quarry associated to the presence of andesitic dykes which constitute contaminating structures of the economic material.

From the environmental and social point of view, Cementos Pacasmayo has been developing activities in Peru for more than 60 years and is recognized as a Peruvian company with a high reputation. Therefore is expected that the environmental and social viability will continue.

It is necessary and important to complement the geological study on the east side of the pit (in production) to possibly reclassify the Inferred Resources.

The information that supports the estimation of the quarry’s Resources is consistent, which allows obtaining a robust resource model.

11.9. Qualified Person’s Opinion

The geological modeling of the limestone deposit of the Tembladera quarry has been modeled considering the quality and geological characteristics of the calcareous horizons, such interpretation was made based on the diamond drill holes carried out in the drilling campaigns, the relationship between the information and the geological model is consistent.

The Tembladera quarry resource estimate has been developed following the best standards in the mining industry.

12. Mineral Reserves estimates

The total estimated Mineral Reserves in the Tembladera quarry are 76.99 M tonnes which are detailed in Table 35 in their different categories.

In the periodic update of the Reserves of the Tembladera quarry, the Reserves produced within the update of the Resources and Reserves models are taken into account, along with any new factor “modifying factors” or the change and entry of any new information if it had been generated.

The Resources and Reserves estimated in the deposit present as the main variable, the calcium oxide (CaO) content. It is a stable variable in the deposit, which develops in specific ranges depending on the lithological domain, and are characterized according to the strata or horizons as they were deposited, with varying degrees of concentration.

The estimated Mineral Resources between measured and indicated reach 166 M with a CaO grade of 49.52%. In the quarry with the last drilling campaign, inferred Resources were categorized as 74.24 M. with a CaO grade of 50.34%.

Based on the Resources model, the Reserves model was also updated with which the new design of the production pit was made and elaborated.

The Reserves calculated in the limestone deposit reach 66.52 M of proven Reserves with 49.75% of CaO and 10.47 M of probable Reserves with 49.64% of CaO with a total of 76.99 M of Reserves that support the mining plans for its production and the supply to Cementos Pacasmayo S.A.A. plants.

A LOM of 30 years has been calculated for the quarry. This based on the estimated Reserves and the plant’s limestone consumption projection for the following years, provided by the management and financial control area, and is incremental until 2051 and fixed consumption thereafter.

12.1. Criteria for Mineral Reserves determination

The criteria used for the determination of Mineral Reserves are described below.

12.1.1. Run of Mine (ROM) determination criteria

ROM is all material produced in the quarry that complies with the specifications and will be sent to the plant for cement production. For determining ROM tonnage, dilution is considered negligible. The recovery in the quarry was assumed to be 100%.

12.1.2. Cement plant recovery

The limestone received at the Pacasmayo plant is properly stored and then mixed with other raw materials to obtain the crude (kiln feed). The use of limestone in the formulation of the crude is an average of 78.54%. After the crude is obtained, it is fed to the calcination kiln to obtain clinker. Finally, the clinker is mixed with additions to obtain cement.

12.2. Reserves estimation methodology

For the determination of the Mineral Reserves, the costs of extraction, transportation and cement processing, including the quality restrictions of the raw material, were considered. The costs are based on actual sources from the current operations of Cementos Pacasmayo S.A.A. in Tembladera quarry and Pacasmayo plant. Chapter 18 shows the costs to determine the Mineral Reserves.

●	Proven and Probable Reserves are derived from Measured and Indicated Resources respectively.

●	Proven and Probable Reserves are within the pit designed for the Tembladera quarry.

●	Reserves are those for which economic viability has been demonstrated by estimating capital costs, operating costs and cash flow analysis.

●	Cementos Pacasmayo S.A.A. has permits for limestone production at the Tembladera quarry.

●	The effective date of the Reserve estimate is December 31, 2021.

●	The Reserve estimate is the final product placed in the Pacasmayo plant.

12.3. Reserves estimation

The quality restrictions for limestone at the Pacasmayo cement plant are shown in Table 34.

Table 34 Pacasmayo cement plant material restrictions

		Limestone Type I	Limestone Type V	Limestone Type Cal	Limestone Type Adición
Al2O3 (%)	Mím.	0	0	0	0
	Max.	2.50	1.30	0	0
	Target	1.50	0.80	0	0
CaO (%)	Mím	48.60	50.50	51.10	41.00
	Max	0	0	0	0
	Target	50.20	52.00	52.50	44.00
MgO (%)	Mím	0	0	0	0
	Max	2.50	2.50	0	2.50
	Target	1.50	1.50	0	1.50
SO3 (%)	Mím	0	0	0	0
	Max	0.35	0.35	0	1.10
	Target	0.25	0.25	0	0.50
SiO2 (%)	Mím	0	0	0	0
	Max	0	0	2.00	0
	Target	0	0	1.50	0

From the quality point of view, the cut-off grade for limestone is 48.5% CaO and from the economic point of view, the results are shown in Chapter 19.

The economic analysis for the estimation of Mineral Resources and Reserves is presented in Chapter 19. Reserves are expressed in millions of tonnes and are shown in Table 35.

Table 35 Mineral Reserves expressed in millions of tonnes

	Reserves	Tonnes M	CaO (%)	MgO (%)	Al2O3 (%)	SiO2 (%)	SO3 (%)
Limestone	Proven	66.52	49.75	1.53	1.53	4.50	0.36
	Probable	10.47	49.64	1.53	1.56	4.91	0.28
	Total	76.99	49.74	1.53	1.53	4.56	0.35

The Reserves calculated for the quarry from the Mineral Resources consider the risk factors and modifying factors within which the quality factors are considered as the most sensitive ones that by their nature can affect the Reserves. Although the main variable is CaO, which is very stable in the deposit, there are others that determine the quality of the Reserves and could even affect the process if they are not adequately controlled, such as the SO3 content.

In the process of calculating Reserves, and in the quarry production plans, these variables have been adequately considered in the mining plan; properly sequenced, and with blending processes.

13. Mining methods

Cementos Pacasmayo S.A.A. is the current owner of the Tembladera quarry. The production of the quarry has been outsourced to a specialized contractor, San Martin Contratistas Generales S.A., who conducts limestone mining activities. Cementos Pacasmayo S.A.A. supervises the quarry to verify the activities and production according to the requirements of the Cement plant.

In 2021, Cementos Pacasmayo S.A.A. carried out geotechnical and hydrogeological studies at the Tembladera quarry to understand the rock mass and hydrology, respectively.

13.1. Mining Methods and Equipment

The mining method is open pit mining, which consists of mining in a series of benches with pit expansion possible both vertically and laterally. At Tembladera, mining generally proceeds top-down with a height of 10 metres and no more than 3 working benches open simultaneously. The materials are loaded by 3 excavators and transported to the primary crusher or waste dump by 10 dump trucks.

The transported material passes through the primary crusher, which reduces the fragments to a size of less than 4”. The crushed limestone is accumulated in 2 piles to separate the products and/or ease the following secondary crushing operation, which is generally carried out for limestone lime-type, bringing the granulometry of that limestone to less than 45 mm.

The secondary crusher only processes limestone destined for lime production, after which the product is screened using meshes of size 24 mm, 12 mm and 8 mm. The two coarse products are used for lime and the fine product is used as raw material for Type V cement.

Figure 11 Tembladera quarry mining sequence

The mining of lime at the Tembladera quarry includes the following unit operations:

●	Drilling

Drilling is mainly done with 2 hydraulic drills with a third one on standby and used if necessary. The work is done in two 12-hour shifts with 20 effective hours and 4.0 hours of operational and non-operational delays.

●	Blasting

The Blasting fragments the rock to a suitable size for efficient loading, hauling and crushing operations. The operation mainly uses Examon P as the blasting agent, and non-electric detonators are used to mitigate vibration and sound. The power factor fluctuates from 0.15 to 0.46 kg explosive/tonne depending on the type of material.

●	Loading and hauling

After blasting, the Quality Control staff delimits the zones according to the results of blast hole sampling to define the material destinations. The excavators then load the material into the trucks, which transport it to the assigned destination (waste dump or crusher).

●	Crushing

The purpose of crushing is to reduce the size of the rock as a result of blasting to the size required by the plant. The quarry has 2 types of crushers:

Primary Crusher

The Primary crusher is used to reduce the ROM limestone to sizes less than 4” at an average crushing rate of 700,000 tonnes/day. After the primary crushing, the material is separated in two hoppers depending on the type of material and its granulometry.

Secondary Crusher

The secondary crusher reduces limestone sizes further to less than 45 mm at an average of 130 tonnes per hour. The limestone then passes through screens and is classified into 3 sizes of 45mm-25mm, 25mm-12.5mm and 12.5mm-8mm.

The main equipment used to carry out mining activities at the Tembladera quarry are shown in Table 36.

Table 36 Equipment of the Tembladera quarry

Equipment	Quantity	Function	Description
Pickup van and Bus	6	Personnel Transportation	Personnel and material transport units.
Tanker truck, Lucanteraire, Lubricator truck, Mobile crane, Compressor, Welding machine, Ambulance and Fuel Tanker Truck.	10	Auxiliary equipment	Auxiliary equipment to ensure the operability of quarry equipment and personnel.
Track Drill N°8 and N°9	1	Drilling	These machines are used to drill holes for blasting.
Primary Crusher	1	Material Crushing	This equipment allows to reduce the particulate size from 12” to 4”.
Secondary Crusher	1	Material Crushing	This equipment allows to reduce the particulate size from 4” to 12.5mm and also to classify it by size.
Motor grader, Compactor	2	Track maintenance	Equipment used for track maintenance.
Caterpillar tractor	1	Material Loading and Stacking	Equipment used to move the fragmented material resulting from blasting.
Front Loader and Excavator	6	Material Loading and Stacking	Material handling equipment.
Dump truck	13	Material hauling	Equipment for conveying material from the production areas to the primary crusher. Their capacity is 15 m3.
Hydraulic Hammer	1	Breaking banks	Equipment used to reduce the fragment size greater than 12” in the primary crusher.

13.2. Geotechnical aspects

Cementos Pacasmayo prepared a geomechanical study in 2007 to evaluate the characteristics of the Tembladera quarry’s mining areas. Currently, a new geomechanical study is being prepared with a specialized company to evaluate new areas and to subsequently plan the limestone exploitation for the following years. The summary results of the 2007 geomechanical study are presented below.

Geomechanical parameter / Geotechnical zonification

The stability study prepared by DCR Ingenieros S.R. Ltda in 2007 was used until 2020. The slope stability study established 7 zones within the deposit. For the period from 2021 and onwards, the update made by Magma Consulting S.A.C. shown in Tables 37 and 38 will be applied.

Table 37 Parameters of design according to geotechnical zonification

Zone	Bench Slope (°)	Interramps (°)
1	70	48
2	60	48
3	60	43
4	52	37
5	70	45
6	65	43
7	70	45

Table 38 Reviewed Safety Factor 2021

Section	Description	Safety factor
		Static	Pseudo-static K=0.09g
S-1	Global Fault	3.53	3.30
S-2	Global Fault	3.26	3.00
S-3	Global Fault	2.89	2.58
S-4	Global Fault	2.91	2.57
S-5	Global Fault	3.12	2.78
S-6	Global Fault	3.44	3.09
S-7	Global Fault	3.33	2.98
S-8	Global Fault	4.89	4.40

13.3. Hydrological aspects

As mentioned in Chapter 7 of the hydrogeological study conducted by Magma Consulting S.A. and based on the hydrogeological interpretation, basin morphology, lithology, piezometric levels, recharge and discharge zones, and piezometry, groundwater is at a depth of 300 m with respect to the topographic elevation of the Tembladera quarry.

13.4. Other Mine Design and Planning Parameters

The limestone production achieved as of December 2021 is 1,629,895 tonnes and 92,465 tonnes of waste rock was removed, which gives a stripping ratio of 0.06. Based on the plant requirements and sales projection for the next 30 years, the pit design parameters for the Tembladera quarry are presented in Table 39.

Table 39 Summary of Tembladera quarry design parameters

Description	Value
Interramp slope angle	variable between 35° and 45
Bench slope angle insitu	variable between 47° and 70
Bench height	10 meters
Safety bench	5.04 to 6.40 meters
Width of ramps	12.0 meters (including safety berm and curb and gutter
Safety wall height	1.30m
Ramp gradient	10% to 12%

13.5. Annual Production Rate

Considering that the cement plant demands an average annual production of 2.33 million tonnes per year of limestone, the plan for the following 30 years is shown in Table 40.

13.6. Mining Plan

The proposed mining plan for the next 30 years is presented in Table 40.

Table 40 Mining plan for the next years

Year	Year	Tonnes	CaO	MgO	SO3	Al2O3	SiO2
1	2022	1,708,599	50.65	1.49	0.15	1.29	3.76
2	2023	2,104,657	50.03	1.51	0.20	1.47	4.45
3	2024	2,367,369	49.74	1.60	0.18	1.52	4.70
4	2025	2,409,946	49.63	1.65	0.35	1.54	4.57
5	2026	2,453,374	49.68	1.63	0.20	1.56	4.64
6	2027	2,497,671	49.70	1.27	0.28	1.69	4.90
7	2028	2,542,854	49.89	1.47	0.34	1.45	4.54
8	2029	2,588,941	49.69	1.54	0.27	1.57	4.74
9	2030	2,597,100	49.66	1.33	0.37	1.74	4.90
10	2031	2,602,827	49.35	1.35	0.34	1.77	5.20
11	2032	2,608,668	49.65	1.51	0.35	1.29	4.81
12	2033	2,614,626	49.83	1.50	0.35	1.28	4.32
13	2034	2,620,704	49.30	1.57	0.41	1.55	4.75
14	2035	2,626,903	49.31	1.60	0.38	1.59	4.64
15	2036	2,633,226	50.41	1.43	0.32	1.26	3.70
16	2037	2,639,675	50.12	1.49	0.42	1.32	4.16
17	2038	2,646,253	49.90	1.66	0.41	1.35	4.20
18	2039	2,652,963	49.66	1.78	0.36	1.56	4.32
19	2040	2,659,808	49.92	1.49	0.39	1.41	4.47
20	2041	2,666,789	49.21	1.63	0.42	1.76	5.14
21	2042	2,673,909	49.93	1.54	0.40	1.55	4.37
22	2043	2,675,355	49.39	1.60	0.39	1.74	4.93
23	2044	2,675,355	49.68	1.46	0.38	1.66	4.48
24	2045	2,675,355	49.53	1.66	0.40	1.67	4.82
25	2046	2,675,355	50.37	1.39	0.42	1.33	3.82
26	2047	2,675,355	49.78	1.57	0.37	1.56	4.58
27	2048	2,675,355	49.81	1.53	0.38	1.61	4.37
28	2049	2,675,355	49.91	1.52	0.39	1.36	4.55
29	2050	2,675,355	49.60	1.62	0.39	1.61	4.53
30	2051	2,675,355	49.16	1.60	0.39	1.87	5.09
Total general		76,995,054	49.74	1.53	0.35	1.53	4.56

In the same period of 30 years, the removal of waste rock will be a stripping average of 0.11 tonnes of waste rock/limestone, according to the mine plan.

Figure 12 shows the final pit for the life of the quarry.

Figure 12 Tembladera quarry final pit

13.7. Life of Mine

The life of the Tembladera quarry is 30 years.

13.8. Staff

Cementos Pacasmayo personnel develop its operations at the Tembladera quarry with its staff and contractors.

14. Processing and recovery methods

14.1. Process plant

The cement production involves the following stages:

Receiving raw materials: the limestone is produced from the Tembladera quarry, as described in Chapter 13. The other raw materials are obtained from third party companies and in the case of clay, it is obtained from our own quarry on the Señor de los Milagros de Pacasmayo property.

Grinding and homogenization: once the limestone is received at the plant, it is mixed with clay, sand and iron. The mixture must comply with the quality standards to be sent to a storage silo from where it is fed the preheater of the clinker kiln.

Clinkerization: the blend is heated at a temperature of approximately 1,450 Celsius degrees in rotary kilns whose product is clinker. The clinker is then cooled at a temperature of approximately 200 Celsius degrees and is stored in a silo or in an open-air yard.

Cement grinding: after being cooled, the clinker, together with the additions, is entered into a mill to obtain a fine powder called cement.

Storage in silos: after passing through the mills, the cement is transferred on conveyor belts and stored in concrete silos to preserve its quality until distribution.

Packaging, loading and transportation: the cement is moved through conveyor belts and pneumatic conveyors to bagging systems to be packed into bags and then loaded to the trucks operated by third parties for distribution.

14.2. Raw materials for the cement production

At the Pacasmayo plant, the following raw materials and additions are used in the production of cement.

Raw materials

Limestone: a material composed largely of calcium carbonate, is used as raw material and also as additive in the production of cement.

Sand: inert material composed basically of crystalline silica, aluminum and alkalis, such as potassium and sodium.

Iron: inert material composed basically of iron oxide (Fe2O3).

Clay: inert material composed basically of silicon, aluminum and a low proportion of alkalis such as potassium and sodium.

Coal: a solid, black or dark brown mineral that contains essentially carbon, as well as small amounts of hydrogen, oxygen and nitrogen.

Crude: the artificial mixture of limestone, clay, sand and iron, which is used to produce clinker.

Clinker: product obtained during the calcination of the mixture of limestone, sand, clays and iron.

Fossil fuel

Bunker oil: fuel used as an energy source in the calcining kiln.

Additions

Slag: artificial pozzolanic material that can set in contact with water and can develop compressive strength.

Pozzolan: materials containing silica and/or alumina, which can be of natural or artificial origin.

Gypsum: material composed of calcium sulfate hydrates. When gypsum is mixed with the clinker, it allows for better control of the setting time when the cement initiates the hydration reactions. The mineral gypsum may contain crystalline silica.

14.3. Flow sheet

Figure 13 shows the flow sheet for the cement production at the cement plant.

Figure 13 Pacasmayo plant process block diagram

14.4. Main equipment

Table 41 below shows the design and production capacities for clinker and cement.

Table 41 Main equipment in Pacasmayo plant

Equipment	Product	Capacity of production	Unit
Kiln	Clinker I-V	140,040	tonnes/month
Mill	Crude Type I-V Cement Coal	241,200 295,200 20,160	tonnes/month
Bagging system	Cement	10,400	bags/hour

14.5. Material balance cement plant

The following section presents information on the material balance at Pacasmayo plant for cement production.

14.5.1. Material balance

Table 42 shows the balance of crude production, while Table 43 shows the material balance of clinker production at the Pacasmayo plant considering the use of limestone obtained from the Tembladera quarry, clay, sand, and iron as part of the raw material for the production of clinker. Table 44 shows the balance for cement production considering the additions used for the mixture with clinker and consequently, cement production.

Table 42 Balance for crude production

Raw material	Annual quantity (tonnes/year)	Dosage
Limestone	1,154,837	78.5%
Others	315,482	21.4%
Crude	1,470,319	100%

Table 43 Balance for clinker production

Raw Material	Annual quantity (tonne/year)
Crude Type I, Crude Type V and Coal*	1,469,522
Clinker Type I and Clinker TypeV	879,079

*Crude includes coal.

*Additionally, clinker imported during 2021 amounted to a total of 542,922 tonnes.

Table 44 Balance para producción de cemento.

Raw Material	Annual quantity (tonnes/year)	Dosage
Clinker	1,427,247	72.4%
Additions	542,243	27.5%
Cement	1,969,490	100%

*The amount of limestone used as an addition was 254,317 tonnes per year.

14.6. Process losses

Losses in the cement production process associated with the raw material (limestone) are 0.44%.

14.7. Water consumption

Pacasmayo plant has a water treatment plant (PETAT) for the kiln cooling system during clinker production. The cooling water is used in the clinker and cement grinding processes. It is also used to irrigate green areas and accesses.

14.8. Fosil fuel consumption

Liquid fuels are used for the various engines in the operation. Table 45 shows the consumption of liquid fuels used at the Pacasmayo plant.

Table 45 Fuel consumption in Pacasmayo plant

Fuel	Consumption	Description
Diésel	221,691 (gal/year)	P. Cal 41.2 Gj/t
Oil 6	795,411 (gal/year)	P. Cal 43.7 Gj/t

14.9. Electric power consumption

The Pacasmayo plant has an electrical substation with a capacity of 105 MVA, which is supplied by the national grid.

14.10. Maintenance Plan

Cementos Pacasmayo has implemented a preventive and corrective maintenance plan with the purpose of not interrupting cement production.

Cementos Pacasmayo maintains the operational efficiency to control costs and operating margins. Cementos Pacasmayo has initiatives to diversify the energy sources and secure the supply when possible

14.11. Staff

Cementos Pacasmayo personnel develop its operations at the Pacasmayo plant with its staff and contractors.

15. Infrastructure

15.1. Tembladera quarry

The quarry consumes electrical energy supplied by the national electricity system through Hidrandina S.A. company. The supply is aerial with medium voltage of 2.3 KV. The Tembladera quarry has electricity sub-stations located in coordinates UTM 707345 E and 9197947 N, it occupies a surface area of 1,062 m2.

The supply of liquid fuels to the Tembladera quarry is through a contractor.

The water is used to water the roads, limestone in loads, demolition, vegetation and for consumption and sanitary facilities.

The Tembladera quarry has the following facilities:

-	DME 01 waste dump

-	DME 05 waste dump

-	Low grade stockpile

DME 01 Dump

The current elevation of the upper platform of the DME-1 dump is 535 meters above sea level. To ensure the physical stability of this dump and increase its storage volume, it has been designed to reach an upper platform elevation of 545 meters above sea level at a slope of 2.5H:1V.

DME 05A Deposit

To ensure the physical stability of this future dump, it has been deemed convenient to maintain the upper platform at 740 masl at a slope of 2.5H:1V.

Figure 14 DME05A y DME01

Low grade stockpile

The design has a low-grade stockpile with a slope angle of 35° and a berm width of 10m with a minimum elevation of 532 masl and a maximum elevation of 580 masl, reaching a capacity of 1 M m3.

The auxiliary facilities at the Tembladera quarry are administrative offices, explosives storage, key yard, power house, crushers and the auxiliary service facilities are interconnected to the electrical system of the Central-North system for power supply.

There are also additional facilities at the Tembladera quarry, as described in Table 46.

Table 46 Tembladera quarry Facilities

Facility	Area m2
Offices	972
Explosives warehouse 2-3	156
Truck Scale N°2	65
Loading Tunnel	78
Ore Belt N°4, 5 and 6	195
Meteorological Station	17
Septic Well	8
Recreational Complex	4,362

Figure 15 Mining Facilities

15.2. Pacasmayo plant

Electricity is supplied by the national grid and there is a contract with Electro Perú, which supplies energy through two 60 KV transmission line. There is also a sub-station with three power transformers of 30, 37.5 and 37.5 MVA at ONAF, equivalent to 28.8 MW, 36 MW and 36 MW of active power, respectively.

The Pacasmayo plant is supplied with fuel by a contractor and has a fuel tank for regular vehicle fueling.

Water supply at the Pacasmayo plant is provided by a groundwater well.

16. Market Studies

Cementos Pacasmayo is a leading company in the cement production and other construction materials in the north of Peru. The following chapter describes the cement market as well as the macro and microeconomic factors that define it.

For the description of the cement market in Peru, public information has been collected from different sources, such as the Central Reserve Bank of Peru (BCRP), National Institute of Statistics and Informatics (INEI), Association of Cement Producers (ASOCEM), Ministry of Housing, Construction and Sanitation, Superintendency of Tax Administration and the Peruvian Construction Chamber. In addition to this information, this chapter also relies on statistics provided by the company, CPSAA, to provide a better understanding of its specific market.

16.1. The cement market in Peru

The Peruvian cement market is geographically segmented by regions: north region, central region and south region. Diverse companies supply each region. Figure 16 is an illustration of the Peruvian map and of its 3 regions, according to the segmentation of cement market, where each region is the main area of influence of domestic cement companies.

Figure 16 Segmentation of the cement market in Peru

The main companies which deal with the cement market in Peru are: Cementos Pacasmayo S.A.A., UNION Andina de Cementos S.A.A., Yura S.A. and Cementos Selva S.A. Additionally, there are companies that import cement or clinker, such as Caliza Cemento Inca S.A., Distribuidora Cemento Nacional S.A.C., CEMEX Perú S.A., Cal & Cemento Sur S.A., amongst others.

Table 47 shows the cement shipments at domestic level (in thousand of tonnes):

Table 47 Cement shipments at domestic level (in thousands of tonnes)

	2019	2020	2021
National cement shipments	10,317.0	8,979.0	12,500.0
Overall cement shipments (CPSAA/CSSA, 3 plants)	2,613.7	2,581.4	3,625.2
Pacasmayo plant shipments	1,367.6	1,312.8	1,970.9

Sources: ASOCEM and CPSAA/CSSA.

The types of cement produced by the main cement companies of the country are Type I, Type V, Type ICO, Type IL, Type GU, Type MS (MH), Type HS, Type HE, Type MH.

It is important to mention that, according to the main requirement standards, Peruvian Technical Standards, cements are divided into five types:

●	NTP 334. 009 2013. Cements Portland. Requirement. (ASTM C 150).

●	NTP 334. 090 2013. Cements Portland Added. Requirements. (ASTM C595).

●	NTP 334. 082 2011. Cements Portland. Performance Specification. (ASTM C1157).

●	NTP 334. 050 2004. Cements Portland White. Requirements. (ASTM C150).

●	NTP 334. 069 2007. Building Cements. Requirements. (ASTM C091).

Cementos Pacasmayo, only produces cement that meets the first three NTP standards.

16.2. Industry and Macroeconomic Analysis

Producer and trading companies of cement compete mainly within the limits of their area of influence, which is determined by the geographical location of their plants, giving rise to segmentation of the national market. However, the north region presents a high demand potential because of the infrastructure gap, the housing deficit and a higher capillarity in terms of important adjacent cities with an urbanization level lower than in the central and south region. On the other hand, it highlights the importance of transportation in the structure of cement costs; composed primarily of raw materials, fuels and transport.

The cement market and the industry in Peru have the following characteristics:

●	Base of consumers highly segmented, informal and of low Resources.

●	Low costs of energy and raw materials.

●	Zone of influence / distribution determined by geographical location of the plant.

●	High correlation level between public and private investment, and self-construction.

The construction sector and cement industry have a behavior directly related to the Gross Domestic Product (GDP) and Private Consumption. Figure 17 shows how the GDP of the construction sector (variation % monthly) accompanies the cyclic behavior of the Global GDP (variation % monthly), showing variations of lower significance than those of the Global GDP, but in the same direction. It is also noted that, in May 2020, the GDP of the construction sector had a positive variation of more than 200% (with regards to the previous month), whilst the Global GDP was only 10%. This was due to the confinement measures given by the Government to counter the Covid-19 pandemic. This reactivation was motivated primarily by the private-construction sector consumption. Under the uncertainty conditions caused by the sanitation and economic crisis in 2020, consumers showed savings behaviors, which meant that people preferred consumption of goods for home improvement, amongst them, cement. This trend was maintained throughout 2021, even before a higher uncertainty caused by the elections and the result of elections, which was reflected in sustained growth rates of internal consumption of cement related primarily to self-construction.

Figure 17 Global GDP and Construction sector GDP MoM variation (%)

Source: INEI 2021

The cement industry is also motivated by housing sector growth, public and private investment in infrastructure, mining projects, shopping centers, construction of transportation systems, etc. Thus, one of the variables with more impact on cement industry and future demand is the infrastructure gap which remains high in the country. For the 2016 – 2025 period, the infrastructure gap is estimated at US$ 160 billion, and this is present in the main economic sectors and services of public supply; that is: Transportation (36%), Energy (19%), Telecommunications (17%), Health (12%), Sewage System (8%), Irrigation (5%) and Education (3%). The 90% of the roads not comprised in the large national road network still remain unpaved; only 40% of schools have access to basic services such as water, electricity and sewage system. There are only 15 hospital beds for every 10,000 individuals, vs. 27 beds recommended by the WHO.

It is estimated that public investment grew 10% in 2021 and will grow 5% in 2022, as a result of the higher expenditure in reconstruction works under the Government-to-Government Agreement with United Kingdom, as well as Special Projects of Public Investments and the projects within the frame of the National Plan of Infrastructure for Competitivity (NPIC). With regards to the Government´s reconstruction plan, that it is implementing, it is expected to have a significant impact on cement sales in the north region because most of the budget is targeted at that area.

16.3.	The North Region Market

Cementos Pacasmayo, a leading company in the production and sales of cement in the North Region, has market presence in the following cities: Cajamarca, Chiclayo, Chimbote, Jaén, Pacasmayo, Piura, Rioja, Tarapoto, Trujillo, Tumbes, Yurimaguas and Iquitos. The company has a Market share of over 90% in the north region of the country.

Overall shipments of Pacasmayo plant for 2021 were 1,970.9 thousand tonnes. Pacasmayo plant supplies almost 50% of the cement demand of the North Region.

Other companies with lower presence in the cement market of the North Region are:

●	Wang Peng

●	Quisqueya - Cemex

●	Cemento Nacional

●	Cemento Inka

●	Cemento Tayka

●	Cementos Patrón

These companies are competitors of Pacasmayo plant.

Cementos Pacasmayo S.A.A in its Pacasmayo plant produces different types of cement and it has in the National Market, different trademarks to deal with diverse segments of the market. Table 48 shows the products in Pacasmayo plant.

Table 48 Types of products of Pacasmayo Cement plant

Business Name	Use	Comment
Cemento Portland
Cement Type I	Cement for general use.	The average result of resistance to compression is higher than the minimum requirement set forth in the technical standard NTP 334.009 / ASTM C150.
Cement Type V	For works, structures exposed to soils with high sulphate (salt residue).	The average result of resistance to compression is higher than the mínimum requirement set forth in the technical standard NTP 334.009 / ASTM C150.
Qhuna Type I

For use in construction Works in general, manufacturing of bricks, sewage systems, paving stones, to lay bricks, plaster with cement, to cover with majolicas, preparation of concretes in foundations, over foundations, brake shoes, beams, columns and building roofs.

Complies with the requirements of technical standards NTP 334.009 and ASTM C 150.
Cemento Portland Added
Cement Fortimax	Ideal for Works which require moderate h heat, for Works exposed to sulphate action and for Works near to large water sources (sea, lakes, rivers, etc.)	The average result of resistance to compression is higher than the mínimum requirement set forth in technical standard NTP 334.082 / ASTM C1157.
Cement Extra Forte	Ideal for the execution of structural Works, repairs, remodelings, home applications, floors, levelings, grouts, tips, prefabricated elements of small and medium size and concrete elements which require special characteristics.	The average result of resistance to compression is higher than the mínimum requirement set forth in technical standard NTP 334.090.
Cement Ultra Armado	Ideal for the execution of structural Works, elaboration of mortars for floors, leveling, grouts and tips and production of prefabricated elements of small and medium size.	The average result of resistance to compression is higher than the mínimum requirement set forth in technical standard NTP 334.090 / ASTM C595.

Cement Type HE
Cements fir Prefabrications	For construction elements.	The average result of resistance to compression is higher than the mínimum requirement set forth in technical standard NTP 334.009 / ASTM C150.
Qhuna Structural
Hydraulic Cements specified by performance
Line Mochica MS	For structures in contact with environements and humid and salty soils.
Line Mochica GU	Cement of general use.
Qhuna MS	Structural elements and non-structural which are exposed to environments and humid salty soils.	Complies with the requirements set forth in standard ASTM C 1157 and NTP 334.082.

16.4. Cement price

The prices of cement in the Peruvian market vary pursuant to their type and their geographical location. The price difference of each type is explained primarily by the dosifications of raw materials and additions, whilst the variations for geographical location are caused by the freights for the distribution to the points of sale.

At domestic level, the cement price in 2020 was, on average, 541.18 S/ x t. Figure 18 shows the historic prices of cement in Peru.

Figure 18 Historic prices of cement in Peru

Source: Ministerio de Vivienda, Construcción y Saneamiento (November 2020).

Figure 18 shows the sustained growth of the price of more than 4% per year, from 2015 until 2018, it fell slightly in 2019 to climb back up again in 2020. The annual growth rate for the 2014 – 2020 period is 3.01%, which is consistent with the annual inflation rate of the target range of the Central Reserve Bank of Peru.

16.5. Current and future demand

Cement demand at the national level is met by local shipments (local production), for the most part, and by imports. In 2021, 12.50 M tonnes were shiped locally; 40% more than in the same period of 2020 (9.0 M). Imports amounted to 0.88 M tonnes during 2021; 23% above the 2020 figure (0.72 M). Thus, cement demand in 2021 is estimated at 13.3 M tonnes.

Figure 19 shows the evolution of the national demand of cement, expressed in thousand of tonnes, since 2016.

Figure 19 Evolution of the national demand of cement

Source: ASOCEM

It is noted that domestic demand has been growing, on average, at a rate of 3% per year, with the exception of 2020, which is considered an atypical year due to the adverse effects of the pandemic and the confinement measures, to then take a historic leap in 2021 with an annual increase of 38%.

According to our internal information, in terms of regional distribution, the Northern Region accounts for approximately 28% of domestic cement demand, the Central Region for 50%, and the Southern Region for 22%.

Cementos Pacasmayo’s cement shipments (3 plants) reached 3,625,2 thousand tonnes in 2021, capturing a 26.8% share of total shipments in Peru and 90% in the Northern Region. This is 40.4% more than in 2020 (2,581.4 thousand tonnes). This increase in shipments takes place in a context of economic recovery, despite the Covid-19 pandemic and political instability, and is explained by the high growth rates of domestic cement consumption that have been registered since mid-2020, thanks to the self-construction sector and the high execution of investment projects.

It is expected that the positive trend remains for the internal consumption of cement at domestic level and in the north region, driven by the growth of the Peruvian economy, which is recovering at a higher rate than other countries of the region, the private-construction sector which is still one of the main driving forces of cement demand, and the Government´s reconstruction plan for damages caused by El Niño, which is being executed through an agreement between the Peruvian and the British governments. This will have a positive impact on Cementos Pacasmayo’s cement shipments, because most of the budget is concentrated in the company´s influence zone.

From this expectation of sustained increase in demand and to optimize Clinker production lines, the Company recently decided to invest approximately US$ 70 million for the project: Optimization of Clinker Lines at Pacasmayo Plant. This optimization will allow the company to increase the production capacity of Clinker by about 600 thousand tonnes per year, and thus, the future demand will be dealt with in a more efficient manner whilst the necessity of imported Clinker will be reduced.

Table 49 shows the projection of future demand or shipments of cement for Pacasmayo plant. These projections are based on the 2022 shipments, and a sustained growth of 2.0% per year until the maximum capacity of cement production is reached.

Table 49 Forecast of future demand for Pacasmayo cement plant

Year	Cement Shipments (Tonnes)	Variation (%)
2022P	1,905,000
2023P	1,943,100	2.0%
2024P	1,981,962	2.0%
2025P	2,021,601	2.0%
2026P	2,062,033	2.0%
2027P	2,103,274	2.0%
2028P	2,145,339	2.0%
2029P	2,188,246	2.0%
2030P	2,232,011	2.0%
2031P	2,276,651	2.0%
2032P	2,322,184	2.0%
2033P	2,368,628	2.0%
2034P	2,416,001	2.0%
2035P	2,464,321	2.0%
2036P	2,513,607	2.0%
2037P	2,563,879	2.0%
2038P	2,615,157	2.0%
2039P	2,667,460	2.0%
2040P	2,720,809	2.0%
2041P	2,775,225	2.0%
2042P	2,830,730	2.0%
2043P	2,842,000	0.4%
2044P	2,842,000	0.0%
2045P	2,842,000	0.0%
2046P	2,842,000	0.0%
2047P	2,842,000	0.0%
2048P	2,842,000	0.0%
2049P	2,842,000	0.0%
2050P	2,842,000	0.0%
2051P	2,842,000	0.0%

17. Environmental studies, permitting, and plans, negotiations, or agreements with local individuals or groups.

17.1. Environmental Aspects

Cementos Pacasmayo holds Corporate Policies, which are applied to the operations of quarries and Cement plants. Relevant policies include Safety Occupational Health Policy, Quality Policy, and Environmental Policy.

Cementos Pacasmayo S.A.A. carries out activities in Tembladera quarry and Pacasmayo plant, in that sense, according to the environmental legislation., It has an environmental authority in the industrial sector and another authority (Ministry of Energy and Mines) that issues an opinion for the Closure of quarries.

Likewise, Cementos Pacasmayo complies with the provisions of the Regulation with Superno Decree No. 033-2005-EM - Regulation of the Mine Closure Law.

17.1.1. Tembladera quarry

Tembladera quarry holds the environmental permit authorized by the Ministry of Production, dated November 08, 2018, through Directorate Resolution N° 304-2018-PRODUCE/DVMYPE-I/DGAAMI. It approved the updating of the Environmental Management Plan of the Adequation Program and Environmental Management (PAMA per its acronym in Spanish) of Tembladera quarry, this, pursuant to the Technical-Legal Report NO 979-2018-PRODUCE/DVMYPE-I/DGAAMI-DEAM and its annexes.

The updating of the Environmental Management Plan of the PAMA included the identification of potential environmental impacts for which, there were preventive, corrective and/or mitigation measures.

Additionally, it includes the environmental monitoring program taking into consideration the components of air quality, environmental noise and biological monitoring. There are 4 monitoring stations for air quality, 4 monitoring stations for environmental noise and 10 stations for biological monitoring.

In the Tembladera quarry, measurements of air quality and particulate matter parameters were considered. The results obtained in 2021 are under the environmental quality standard limit, ECA in compliance with the established Supreme Decree No. 003-2017-MINAM.

In the measurement of environmental noise, the results obtained in 2021 are under the environmental quality standard limit, ECA, complying with the established Supreme Decree N°085-2003-PCM.

Cementos Pacasmayo complies with Peruvian legislation on Closure Plans. Under current legislation is the Regulation of Environmental Management of the Manufacturing Industry and Domestic Trade, Supreme Decree No. 017-2015-PRODUCE. This rule establishes the environmental management of the activities covered by Ministerial Resolution No. 157-2011-MINAM, table of the first update of the list of inclusion of investment projects subject to the National System of Environmental Impact Assessment (SEIA).

For the Tembladera quarry, Directorial Resolution Number 265-2016-MEM/DGAAM approved the Updating of the Closure Plan for the Tembladera quarry mining unit of Cementos Pacasmayo S.A.A., and activities associated with the approved Closure Plan were carried out during 2021.

It is important to mention that the approval of the Mine Closure Plan involves the constitution of guarantees to ensure that the owner of the mining activity complies with the obligations derived from the Mine Closure Plan, in accordance with environmental protection regulations.

The Closure Plan submitted by Cementos Pacasmayo has included the necessary measures to ensure effectiveness or consistency with the requirements necessary for the protection of public health and the environment. The initial strategy has continued with the Closure of the components of Tembladera quarry mining unit, establishing temporary, progressive, final and post-Closure activities at the end and/or closure of operations.

Environmental closure activities have included physical stability in the mine, geochemical stability, water management facilities, dismantling for the removal of equipment and machinery. Also included are infrastructure demolition, reclamation, waste disposal, landform establishment, habitat rehabilitation, revegetation and social programs.

Post-closure activities such as physical maintenance, geochemical maintenance, hydrological maintenance, and biological maintenance will be carried out, and post-closure monitoring activities include physical stability monitoring, geochemical stability monitoring, water management monitoring, biological monitoring, and social monitoring.

We have a solid relationship with our communities, and we have identified its main necessities as health, education, urban development and local development.

In this situation, we have a social investment program, which contributes to dealing with their necessities, based on good dialog and the compliance with our commitments.

The communities are high priority stakeholders. For this reason, we promote periodic meetings with their representatives and create opportunities for dialog to know their expectations. In addition, we have established public and private alliances for development projects and programs, to contribute to a better quality of life, and to strengthen our relations. During 2021, we worked in alliance with the district governments of Pacasmayo and Tembladera.

17.1.2. Cement plant in Pacasmayo

On March 09, 1998, in accordance with Oficio 217/MA.98.MITINCI.VMI.DNI, the Integral Environmental Study of the Industrial plant of Cementos Norte Pacasmayo, the environmental study was prepared by ECOLAB SRL, was approved by Ministerio de Industria, Turismo, Integración y Negociaciones Comerciales Internacionales.

In September, 2007, through Oficio 02769.2007.PRODUCE/DVI/DGI-DAAI, the Study of Environmental Impact of Production Increase of Clinker in the Cementos Pacasmayo S.A.A, plant, including the Environmental and Special Management Plans, document prepared by the Consulting company Servicios Generales de Seguridad y Ecología S.A. – SEGECO, was approved by Ministerio de la Producción.

On May 27, 2009, through Oficio No 01859.2008.PRODUCE/DVI/DGI-DAAI, the Declaration of Environmental Impact for the installation of Vertical Furnace N° 4 of Cementos Pacasmayo S.A.A., prepared by the Consulting Company Servicios Generales de Seguridad y Ecología S.A. – SEGECO, was approved by Ministerio de la Producción. The approval of the study considers the submission of the Environmental and Special Management Plans.

On December 19, 2009, through Oficio No 04971.2008.PRODUCE/DVI/DGI-DAAI, the Declaration of Environmental Impact for the installation of Mill N° 7 of Cementos Pacasmayo S.A.A., prepared by the Consulting Company Servicios Generales de Seguridad y Ecología S.A. – SEGECO, was approved by Ministerio de la Producción. The approval of the study considers the Environmental and Special Management Plans.

On October 14, 2010, through Oficio N° 6349-2010-PRODUCE/DVMYPE-I/DGI-DAAI, the Declaration of Environmental Impact for the Installation of a Mill of Lime inside its Cementos Pacasmayo S.A.A. plant located in La Lilbertad - DIA, prepared by the Consulting Company Servicios Generales de Seguridad y Ecología S.A. – SEGECO, was approved by Ministerio de la Producción.

On March 20, 2012, through Oficio N° 01784.2012.PRODUCE/DVMYPE-I/DGI-DAAI, the Declaration of Environmental Impact of the Project “Installation of Two Vertical Furnaces N° 5 and N° 6, prepared by the Consulting company Servicios Generales de Seguridad y Ecología S.A. – SEGECO, was approved by Ministerio de la Producción. The approval of the study considers the submission of the Environmental and Special Management Plans. The approval of environmental studies considers the submission, every six months, of the reports on environmental monitoring and the reports on progress of environmental commitments assumed.

Cementos Pacasmayo S.A.A., in compliance with current environmental legislation, performs environmental monitoring through the Analytical Laboratory - ALAB, a Peruvian company with dual accreditation by the international IAS (International Accreditation Service) and the national INACAL (National Quality Institute), both signatories of the ILAC-MRA international Mutual Recognition Agreement.

ALAB is responsible for sampling at the source and analysis in its laboratory, to present the results through reports to the Environmental Evaluation Agency - OEFA, a Peruvian state institution that is responsible for reviewing and validating the information submitted by the industrial owner.

In the Pacasmayo plant, the measurements of air quality parameters and particulate air material were considered, the results obtained in 2021 are below the environmental quality standard limit (ECA) complying with that established in the Supreme Decree No. 003-2017-MINAM.

In the measurement of environmental noise, the results obtained in 2021 are below the limit of the environmental quality standard (ECA) in compliance with that established in the Supreme Decree N°085-2003-PCM.

Regarding atmospheric emissions at the source of emissions (chimneys), the results obtained in 2021 are below the maximum permissible limit (MPL) in compliance with that established in Supreme Decree N°001-2020-MINAM.

The results of domestic effluents obtained in 2021 are below the maximum permissible limit (MPL) in compliance with that established in the Supreme Decree N°003-2010-MINAM.

Finally, in accordance with environmental regulations and according to the Regulation of Environmental Management of the Manufacturing Industry and Domestic Trade, Supreme Decree N° 017-2015-PRODUCE, companies that produce cement are required to submit Closure Plans when executing Decommissioning activities. Cementos Pacasmayo in compliance with Peruvian legislation will submit the Closure Plan in a timely manner.

17.2. Solid waste disposal

Cementos Pacasmayo S.A.A. has a Solid Waste Minimization and Disposal Plan for our production activities at the Pacasmayo plant and Tembladera quarry. Annually, our company declares the generation, storage, collection, and final disposal of hazardous and non-hazardous solid waste in compliance with environmental legislation.

In our solid waste minimization plan for 2021, we declared 48.5 tons of hazardous waste and 15.4 tons of non-hazardous waste for the Tembladera quarry. Likewise, for the Pacasmayo plant we declared 110.40 tons of hazardous waste and 555 tons of non-hazardous waste, which were disposed of in accordance with environmental legislation.

17.3. Qualified Person’s Opinion

Cementos Pacasmayo S.A.A. complies with national environmental standards in the industrial sector and according to the International Standard Industrial Classification - ISIC 2694 for the non-metallic production of the Tembladera quarry where limestone, the main material for the manufacture of cement, is produced.

For the industrial and mining sector, our company specifically complies with the Environmental Management Regulations for the Manufacturing Industry and Domestic Trade. Supreme Decree No. 017-2015-PRODUCE is the rule that regulates the environmental management of the activities indicated in Ministerial Resolution No. 157-2011-MINAM and investment projects subject to the National System of Environmental Impact Assessment (SEIA), considered in Annex II of the Regulations of Law No. 27446, approved by Supreme Decree No. 019-2009-MINAM.

Cementos Pacasmayo S.A.A. reports the environmental commitments, semiannually and quarterly to the Environmental Evaluation Agency - OEFA. The monitoring is carried out through external laboratories that provide comprehensive monitoring and analysis services and have double accreditation, by the IAS and the INACAL, both signatories of the ILAC-MRA international Mutual Recognition Agreement.

Cementos Pacasmayo S.A.A. strictly complies with the protocols in the different processes in compliance with environmental legislation and reporting to the OEFA.

18. Capital and operations costs

18.1. Basis for operating and capital cost for the quarry and plant

This section presents, in a tabular manner, the operating costs of Tembladera quarry for the extraction of limestone, the main raw material used in cement production at the Pacasmayo plant. The section also contains the plant operating costs, for the cement plant where the whole industrial process to convert the raw material to cement takes place. The costs are mainly based on real historic costs which are the basis for estimating forecasted costs.

Similarly, this section reports the detail of the capital investments made in the quarry and plant, and the forecasted plan of investments, required to sustain all the activities in the quarry and plant, and to assure the supply of limestone Reserves for the production levels required to support forecasted cement sales of Pacasmayo plant.

Table 50 depicts the main components of the cost structure of Tembladera quarry and Pacasmayo plant and the sources used in their forecasts.

Table 50 Concepts about cost structure of Tembladera quarry and Pacasmayo plant

Concept	Description	Source
Quarry Operating Cost	Mineral Extraction /Exploitation, processing, fuel, Materials (Explosives), Maintenance, Insurances and Services	● Real, historic costs ● Suppliers´ quotes
Quarry Operating Cost	Royalties	● Contract of mining royalty payment with regional/state entities
Quarry Operating Cost	Energy	● Historic, real costs ● Supply Contract ● Suppliers´quote
Plant Operating Cost	Fuel, Materials, Maintenance, Wages and Insurances	● Historic, real costs ● Suppliers´quote
Plant Operating Cost	Energy	● Historic, real costs ● Supply Contract ● Suppliers´quote

Being an ongoing operation, actual historical costs are the primary basis of information to estimate forecasted costs. These actual costs in some cases are maintained, and in other cases are appropriately adjusted to account for factors specific to the quarry operation, conditions and obligations stipulated in supply and concession contracts, and other macroeconomic factors that could have an indirect impact on future operating costs, such as inflation and devaluation of the local currency against the US dollar.

18.2. Capital and Operating Cost Estimates

Table 51 details the operating costs of quarry and plant for the year 2021, and 30 years of forecast.

Table 51 Operating costs forecast of quarry and plant

Table 51 shows the projection for the next 30 years, according to the production plan for 30 years of Reserves. Costs are adjusted annually by applying a 2.65% inflation rate.

Table 52 shows the detail of capital investments in the quarry and plant, by type of investment, for 1 year of historical result (2021) and 30 years of projection.

Table 52 Investment forecast in quarry and plant

In recent years, there have been no signifcant variations in investments related to maintenance and replacement of equipment in the quarry and plant to sustain operations.

As mentioned previously, the Company recently decided to invest an estimated US$ 70 million for the project optimization of clinker lines in Pacasmayo plant and thus, optimize its installed production capacity of clinker. This investment will be made throughout 2022 and 2023 (years 1 and 2 in the forecast, respectively). This explains the higher investments in those years in Table 52. Following that, the Company´s investment plan does not consider any extraordinary activity. It is the sole plan to perform the necessary replacement for the quarry support and the maintenance of operations in plant, in such a manner that the investments are kept at levels similar to those registered throughout the last years. Future investments are at nominal values and consider an annual increase of 2.65% for inflation.

The costs described in this chapter are applied to estimate the Mineral Resources and Reserves of the Tembladera quarry as part of the analysis.

18.3. Capital and Operating Cost Estimation Risks

Considering that mine production and cement plant will continue in the same geological deposit and using the same mining and industrial methods, there is little risk associated with the specific engineering estimation methods used for capital and production costs. An assessment of accuracy of estimation methods is reflected in the sensitivity analysis in Section 19.

For purposes of the Preliminary Feasibility Study completed relative to the Tembladera quarry and Pacasmayo plant, both capital and operating costs are estimated to an accuracy of +/- 25% with a contingency of 5%.

19. Economic analysis

19.1. Methodology: Discounted Cash flow (Free)

The Economic Analysis chapter describes the assumptions, parameters and methodology used to demonstrate the economic viability or profitability of extracting the mineral Reserves and Resources. That is, the pre feasibility level support for the determination of mineral Resources and Reserves, by means of a business valuation through the Discounted (Free or Economic) Cash Flow method.

In the economic the same evaluation criteria were considered for the estimation of Resources and Reserves.

For the cash flow projection, the forecast horizon is consistent with the life of the quarry, which is calculated based on the total declared Reserves and the annual exploitation of the quarry. The cash flow for each period is approximated indirectly from the EBITDA (the latter is constructed in the Profit and Loss Statement), and the corresponding adjustments are made for taxes and capital costs (CapEx).

Finally, for this economic analysis we work with the free cash flow, since it does not incorporate the capital structure, and we apply the weighted average cost of capital (WACC) for discounting said future cash flows.

19.2. Assumptions

19.2.1. General and Macroeconomic Assumptions

For the Reserves evaluation, the general and macroeconomic assumptions used for the projection of the free/economic cash flows and for the valuation are:

-	Projection horizon: 30 years (2022 to 2051) according to the estimated years of quarry life.

-	Annual inflation rate, 2.65%: applies equally to sales price, costs, and expenses.

-	Capital cost projections were determined using a historical ratio of annual investments and maintenance costs which also considers the increase in production volume.

-	The company’s capital structure is being considered in the discount rate (WACC) of 9.87%, not in the cash flows.

-	Income tax rate: effective rate of actual (historical) business results, 31.0% - 32.0%.

-	Workers’ Profit Sharing: 10%.

-	Exchange rate: exchange rate is assumed to remain at 4.00 (USD/PEN).

19.2.2. Income and Cost Assumptions

-	The sales price of cement, expressed as S/ x t, is the sales price from Pacasmayo plant to Distribuidora Norte Pacasmayo, placed at Pacasmayo plant; and this is lower than the sales price to the final customer in the market. This difference is explained by the distribution freight to the multiple points of sale, and by the selling expenses associated with distribution and promotion in the different commercial channels.

-	The base price used in the projection is an estimate for the year 2022 (332.3 S/ x t), which has been determined based on current market conditions and cement demand for 2022, among other factors.

-	Starting in 2023 (year 2 of the projection), a price escalation is applied according to an annual inflation rate of 2.65%.

-	The cost of cement production, expressed as S/ x t, has been estimated for the year 2022 based on actual operating costs, the market situation of local inputs and services, plant demand for imported clinker and other factors. Cost of production for year 2022 is 302.9 S/ x t.

-	In the case of imported clinker, the current cost is more than 40% above the historical average and is the result of extraordinary circumstances. In this regard, the projection, from year 2028 (year in which clinker import is restarted), assumes values more consistent with the historical average, plus an adjustment for inflation.

-	Starting in 2023, a cost escalation is applied in accordance with the annual inflation rate of 2.65%.

-	The volume of cement shipments grows at an annual rate of 2.0% until the maximum plant capacity is reached and is adjusted slightly for a safety factor.

-	The initial stock of products in the quarry and plant is assumed to be zero.

19.3. Results of financial model

For the Reserves evaluation, the following financial parameters were calculated:

●	NPV of 779.6 million soles at a discount rate of 9.87%.

●	30-year mine life

●	Average plant throughput for cement production: 2.33 million tonnes per year over the 30-year projection.

●	Average sales price: 498.1 soles per ton of cement, an average of the 30-year projection, at nominal values.

●	Revenues: 1,275.1 million soles, an average of the 30-year projection.

●	Average cash production cost: 371.0 soles per ton of cement, an average of the 30-year projection, at nominal values.

The Table 53 shows the forecast of the Profit and Loss Statement of the operation of Tembladera quarry and Pacasmayo plant.

Table 53 Profit and Loss Statement

Cement sales at Pacasmayo Plant are on average S/ 1,275 million per year (for the period 2022-2051) and the average EBITDA margin for the same period is 16.60%. In 2022, the EBITDA margin is significantly reduced due to the high cost of imported clinker and the high need for it to meet cement demand. Starting in 2023, with the partial start-up of the clinker line optimization project, the need for imported clinker is reduced, the production cost decreases, and the EBITDA margin improves.

By 2024, the optimization of the clinker line is 100% operational and Clinker imports cease, that significantly improves the EBITDA margin. Early 2025, the EBITDA margin continues to improve moderately, until shipments exceed the installed Clinker capacity and imports are resumed, bringing the EBITDA margin to 16.00% on average when the maximum cement production capacity is reached.

Table 54 shows the Free Cash Flow projection and the valuation of the cement business of Pacasmayo plant:

Table 54 Free Cash Flow and valuation

The net present value (NPV) of Pacasmayo Plant cement business amounts to more than S/ 779 million and it is made up of the sum of the discounted cash flows of each period, for the 30-year projection. It is important to mention that the discounted recovery period (of the investment for the clinker line optimization) is 5 years.

For the discount of the cash flows, the weighted average cost of capital of the company (WACC for its acronym in English) was applied.

19.4. Sensitivity Analysis

The sensitivity analysis considers a variation of +/- 5 and 10% in the variables that have the greatest impact on the NPV and EBITDA. These variables are the cement sales price, operating cost and CapEx.

Table 55 and 56 detail the sensitivity of the EBITDA and NPV to each variable, respectively, when the variables are varied independently. Figures 20 and 21 show the results of the sensitivity of NPV and EBITDA, respectively, to the three variables.

Table 55 Sensitivity analysis of the Net Present Value

Variable / Variation	-10%	-5%	0%	+5%	+10%
Price	-72.8%	-36.4%	0%	36.4%	72.8%
Cost	62.6%	31.3%	0%	-31.3%	-62.6%
CapEx	4.4%	2.2%	0%	-2.2%	-4.4%

Table 56 Sensitivity analysis of EBITDA

Variable / Variation	-10%	-5%	0%	+5%	+10%
Price	-56.6%	-28.3%	0.0%	28.3%	56.6%
Cost	47.7%	23.9%	0.0%	-23.9%	-47.7%
CapEx	-0.1%	-0.1%	0.0%	0.1%	0.1%

Figure 20 Sensitivity of Net Present Value

Figure 21 Sensitivity of EBITDA

Based on these results, the NPV is most sensitive to cement price, followed by operating cost, and least sensitive to the CapEx. The EBITDA, on the other hand, is as sensitive to cement price as to the cost, and shows no sensitivity towards variations to the CapEx.

19.5. Economical Analysis for Resources Evaluation

About Mineral Resources, to demonstrate their economic viability or profitability, an economic analysis there was developed. The same criteria were used for the Reserves (see point 19.2.1) and Resources estimation. The Resources are significantly more than the Reserves; perpetuity is included at the end of the 30-year projection.

The results are NPV of 954.0 million soles at a discount rate of 9.87%. A life of mine (LOM) of 63 years with an average plant throughput of 2.33 million tons per year during the 30-year forecast. The average sales price for the 30-year forecast is 498.1 soles per ton of cement at nominal values, and average revenues are 1.275.1 million soles per year. The average cash production cost for the 30-year forecast is 371.0 soles per ton of cement at nominal values.

20. Adjacent properties

The information in this chapter was obtained from the competent authority Instituto Geológico, Minero Metalúrgico (INGEMMET) according to the document “Resumen del Derecho Minero Acumulación Tembladera”. The Eagle 1 concession overlaps with the Cementos Pacasmayo S.A.A. concession by 46.43 hectares. The Julissa A concession does not interfere with the area of the mining rights in the Cementos Pacasmayo S.A.A. concession.

Eagle 1 does not interfere with Cementos Pacasmayo S.A.A.’s operations or Reserve estimates.

Figure 22 Concession Acumulación Tembladera and adjacent concessions.

21. Other relevant data and information

Not applicable

22. Interpretation and conclusions

●	From a legal point of view, Cementos Pacasmayo S.A.A. has the ownership of the mining properties for the exploration, development and production of limestone to supply the cement plants for normal production during the life of the quarry.

●	Cementos Pacasmayo S.A.A. has been complying with international ISO-9001 (Quality) standards since 2015 and has implemented Quality Assurance and Quality Control (QAQC). The controls are applied for the construction of the Geological Model, Resource Estimation and Reserves Estimation.

●	Cementos Pacasmayo S.A.A. has a quality assurance system in its operations that includes sample preparation methods, procedures, analysis and security, which comply with the best practices in the industry.

●	Updated geotechnical studies and geotechnical design evaluated are stable since the analyses show safety factors greater than the minimum acceptable.

●	The information verification and validation processes are carried out following the procedures indicated in the information flows. The validated information is congruent with the one that generated the geological models, which are the fundamental basis for the estimation of Resources.

●	The geological modeling of the limestone deposit is consistent with the relationship between the information and the geological model.

●	The Reserves estimations consider the risk factors and modifying factors. The main variable is the CaO content, which is very stable in the deposit, also there are along with other secondary variables that determine the quality of the Reserves.

●	In the process of calculating Reserves and in the production plans of the quarry, these variables have been adequately considered in the mining plan, properly sequenced and with blending processes. There are sufficient proven and probable Reserves for the next 30 years.

●	Table 57 shows the Mineral Resources of the Tembladera quarry and categories. Likewise, the Mineral Reserves are shown in Table 58 and categories.

Table 57 Resource Categorization (exclusive of Reserves) at the Tembladera quarry

	Resources	Tonnes M	CaO (%)	MgO (%)	Al2O3 (%)	SiO2(%)	SO3(%)
Limestone	Measured	128.29	49.31	1.81	1.84	4.82	0.31
	Indicated	37.64	50.23	1.70	1.47	3.96	0.19
	Measured + Indicated	165.93	49.52	1.79	1.76	4.63	0.28
	Inferred	74.24	50.34	0.31	1.63	3.92	1.45

Table 58 Mineral Reserves expressed in millions of tonnes

	Reserves	Tonnes M	CaO (%)	MgO (%)	Al2O3 (%)	SiO2 (%)	SO3 (%)
Limestone	Proven	66.52	49.75	1.53	1.53	4.50	0.36
	Probable	10.47	49.64	1.53	1.56	4.91	0.28
	Total	76.99	49.74	1.53	1.53	4.56	0.35

●	The cement plant located in Pacasmayo has equipment and facilities available for cement production using limestone from the Tembladera quarry and other necessary materials. An additional kiln is expected to be installed for clinker production, which should be in full production by 2024.

●	The Health, Safety and Environment area is in charge of supervising compliance with the Company’s corporate policies and the various legal requirements of the national regulatory bodies by all company áreas.

●	Through its Social Responsibility area, Cementos Pacasmayo S.A.A. has generated relationships of trust with the communities surrounding its operations, which have a solid relationship with our communities, identifying their primary needs in health, education, urban development, and local development.

●	In 2021, due to COVID 19 pandemic, CPSAA had been limited in some face-to-face meetings with stakeholders that did not affect our good relationship.

●	The operation in Tembladera quarry and Pacasmayo plant, with regards to infrastructure, is technically and economically feasible due to the life of the quarry.

●	The sensitivity analysis shows that the operation is economically robust.

23. Recommendations

●	Maintain the QAQC program for exploration, development and production activities associated with cement production.

●	Concerning the estimation of Resources, it is recommended that it is necessary and important to complement the geological study towards the east side of the pit that is being exploited to allow recategorizing the inferred Resources that are being exploited.

●	Perform geotechnical and hydrogeological studies in order to update the pit design associated with the mining method.

●	Increase the number of topographic monitoring milestones in the quarry since the existing ones are insufficient.

●	The installation of deep piezometers would help to better define deep water levels that could impact the operation, especially during the last years of operation.

●	Perform density tests for limestone in the next studies at the Tembladera quarry.

●	For future diamond drilling campaigns, evaluate the rock density for each limestone horizon.

●	Evaluate the presence of andesitic dykes within the production zone. These represent inert material during production.

24. References

BISA Ingeniería de Proyectos S.A.(2017). Actualización del Plan de Manejo Ambiental del Programa de Adecuación y Manejo Ambiental – PAMA de la Cantera Tembladera.

Servicios Generales de Seguridad y Ecología S.A. (2011). Declaración de Impacto Ambiental Instalación de 02 Hornos Verticales nº 5 y 6.

Servicios Generales de Seguridad y Ecología S.A. (2007). Estudio de Impacto Ambiental Incremento de la Producción de Clinker en la Planta de Cemento.

BISA Ingeniería de Proyectos S.A. (2017). Actualización del Plan de Manejo Ambiental del Programa de Adecuación y Manejo Ambiental – PAMA de la Cantera Tembladera – Volumen I

Magma Consulting S.A.C. (2021). Estudio Geomecánico Geotécnico Cantera Tembladera.

Magma Consulting S.A.C. (2021). Anexo 4: Estudio Hidrogeológico Cantera Tembladera.

Wiracocha Mining Services S.R.L (2021). QAQC de Sondajes Diamantinos Cantera Tembladera 2021.

Walsh Perú S.A. (2016). Actualización del Plan de Cierre de la Cantera Tembladera.

25. Reliance on information provided by the registrant.

In preparing this report, the qualified persons relied upon data, written reports and statements provided by the registrant in accordance with 17 CFR § 229.1302(f). After careful review of the information provided, the QPs have no reason to believe that any material facts have been withheld or misstated. Cementos Pacasmayo provided the information as summarized in Table 59.

Table 59 List of Cementos Pacasmayo S.A.A. information.

Chapter	Chapter name	Information provided by CPSAA
3	Property description	Legal matters related to property rights and the authority “Instituto Geológico, Minero y Metalúrgico INGEMMET”
16	Market studies	Marketing information, ASOCEM, INEI and BCRP
17	Environmental studies, permitting, and plans, negotiations, or agreements with local individuals or groups	Environmental studies and information, Community Relations and agreements with stakeholders
18	Capital and operating costs	Historical data about cost, price and investments
19	Economic analysis	Economic model, Macroeconomic trends, data, and assumptions, and interest rates
20	Adjacent properties	Legal matters related to property rights and the authority “Instituto Geológico, Minero y Metalúrgico “INGEMMET”